Exhibit 2.3

STOCK PURCHASE AGREEMENT

By and Among

PERFICIENT, INC.,

PERFICIENT UK LIMITED,

IZMUL S.A.,

Each of the SHAREHOLDERS

and

MARTÍN TROISI FERRÁN, as the REPRESENTATIVE

Dated as of October 15, 2021

    i

EXHIBIT LIST

EXHIBIT A    Form of Escrow Agreement

EXHIBIT B    Form of Restrictive Agreements

    v

STOCK PURCHASE AGREEMENT
    This STOCK PURCHASE AGREEMENT (the “Agreement”) dated as of October 15, 2021, is entered into by and among (a) Perficient, Inc., a corporation organized under the laws of the State of Delaware (“Parent”), (b) Perficient UK Limited, a company organized under the laws of England and Wales, identified with company number 07238536 (“Buyer”), (c) Izmul S.A., a sociedad anónima organized under the laws of Uruguay, identified with RUT number 217214890012 (the “Company”), (d) each of the Shareholders (as defined below) set forth on the signature pages hereto, and (e) Martín Troisi Ferrán, of legal age, identified with Uruguayan identification number 2.896.279-1, in his capacity as Representative (the “Representative”).
    WHEREAS, the Shareholders own all of the issued and outstanding Company Shares (as defined below), free and clear of any and all Encumbrances;
    WHEREAS, Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to Buyer all of the Company Shares on the terms and conditions set forth herein (the “Acquisition”); and
    WHEREAS, Parent, Buyer and the Shareholders desire to make certain representations, warranties and covenants in connection with the Acquisition.
    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I.
DEFINITIONS
1.01.    Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:
“Accounting Principles” means International Financial Reporting Standards as consistently applied by the Company Entities in the preparation of the Financial Statements.
“Accounts Receivable” means any and all accounts receivable of or amounts owing or payable to a Company Entity, together with all completed but unbilled services related to such Company Entity’s work in progress, all as of the Closing Date.
“Acquisition” has the meaning set forth in the Recitals.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
    “Agreement” has the meaning set forth in the Preamble.
“Applicable Laws” means all laws, statutes, constitutions, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which have, or the Company believes is reasonably likely to have, jurisdiction over a Company Entity or the businesses, operations or assets of a Company Entity, as they may be in effect on or prior to the Closing.
“Arbitration Rules” has the meaning set forth in Section 10.05(b).
“Backlog” means expected revenue committed under signed customer Contracts but not yet recognized as revenue under the Accounting Principles applied consistently with the Company Entities’ past practices.

“Business Day” means a day other than Saturday or Sunday on which commercial banks are open for business in St. Louis, Missouri, United States of America, City of London, England, New York, New York, United States of America, and Montevideo, Uruguay.
“Business Records” means any and all books related to the business of the Company Entities, as well as records, files, documentation, data or information of the Company Entities that have been or now are used in connection with such business, currently in possession or control of the Company Entities.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Carved-Out Liabilities” has the meaning set forth in Section 8.01(d).
“Buyer Indemnification Basket” has the meaning set forth in Section 8.01(c).
“Buyer Indemnified Taxes” means, without duplication and whether disputed or not, any and all of the following Taxes: (a) any and all Taxes (other than Transfer Taxes) of the Shareholders; (b) any and all Taxes imposed on a Company Entity or for which a Company Entity may be liable for any Pre-Closing Tax Period (excluding Taxes attributable to a transaction undertaken on the Closing Date after the Closing that is not contemplated by this Agreement and is outside of the ordinary course of business); (c) any and all Taxes resulting from the breach of the representations and warranties set forth in this Agreement (determined without regard to any materiality or knowledge qualifiers) or covenants set forth in this Agreement; (d) that are the employer’s portion of social security or other employment Taxes due as a result of any payments made to the Shareholders in their capacity as employees of a Company Entity on or before the Closing pursuant to this Agreement; (e) the Transfer Taxes for which the Shareholders are responsible pursuant to Section 6.02; (f) any and all Taxes (other than Transfer Taxes) for which the Shareholders or any Company Entity are liable as a result of the Acquisition; (g) any and all Taxes of any member (other than a Company Entity, Buyer or an Affiliate of Buyer) of an affiliated, consolidated, combined or unitary group of which a Company Entity (or any predecessor of the Company Entity) is or was a member on or prior to the Closing Date; (h) any and all Taxes of any Person (other than a Company Entity, Buyer or an Affiliate of Buyer) for which a Company Entity may be liable, jointly or severally (including, but not limited to, pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provisions of Applicable Laws), as transferee or successor, by contract, as a result of any express or implied obligation to indemnify or pay the Tax obligations of another Person or under similar grounds, or otherwise, in each case, which liability relates to an event or transaction occurring on or before the Closing Date (excluding an event or transaction undertaken on the Closing Date after the Closing that is not contemplated by this Agreement and is outside of the ordinary course of business); (i) any and all Taxes of any Company Entity arising out of any COVID-19 Measure which liability relates to an event or transaction occurring on or before the Closing Date; and (j) any and all Taxes of a Company Entity (i) under Section 965 of the Code (including, for the sake of clarity, any Tax deferred pursuant to Section 965(h), (ii) payable as a result of a breach of the covenant contained in last sentence of Section 6.02(a), and (iii) payable as a result of an election under Section 965(h) of the Code with respect to any Company Entity to defer the payment of any “net tax liability” as such term is defined in Section 965(h)(6) of the Code. Notwithstanding the foregoing, “Buyer Indemnified Taxes” shall not include any Tax that was specifically taken into account as a liability in the calculation of Net Working Capital, as finally determined.
“Buyer Indemnitee” and “Buyer Indemnitees” has the meaning set forth in Section 8.01(a).
“Buyer Parties” means Parent and Buyer.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto.
“Centre” has the meaning set forth in Section 10.05(b).

“Charter Documents” means the articles of incorporation (or equivalent), certificate of formation, operating agreement and bylaws (or equivalent), in each case as amended to date and currently in effect.
“Claim Notice” has the meaning set forth in Section 8.04(a).
“Closing” has the meaning set forth in Section 2.05(a).
“Closing Date” has the meaning set forth in Section 2.05(a).
“Closing Date Dispute Notice” has the meaning set forth in Section 2.03(b).
“Closing Date Statement” has the meaning set forth in Section 2.03(b).
“Code” means the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
“Commercially Reasonable Efforts” means the prompt, significant and diligent efforts that a prudent person desirous of achieving a result and having an incentive to and interest in achieving such result would use in similar circumstances to achieve that result as expeditiously as reasonably possible; provided, that in applying its Commercially Reasonable Efforts a party shall be required to expend only such resources as are commercially reasonable in the applicable circumstances.
“Company” shall have the meaning set forth in the Preamble.
“Company Benefit Plan” means each Employee Benefit Plan that is currently sponsored, maintained, contributed to, or agreed to by a Company Entity or under which a Company Entity has any current or future obligations, other than statutory plans.
“Company Business Unit” shall mean Parent’s business unit following the Closing comprised of the business of the Company Entities.
“Company EBITDA” means the net income of the Company Business Unit calculated in accordance with Parent’s GAAP for the Earnout Period before the calculation and deduction of the following expenses during such period: (a) income tax expense (including reserves for deferred income taxes); (b) gross interest income and expense; (c) depreciation expense; and (d) amortization expense. In determining Company EBITDA: (i) Company EBITDA shall be computed without regard to “unusual and infrequent items” of gain or loss as that term is defined by Parent’s GAAP; (ii) Company EBITDA shall not include any gains, losses or profits realized from the sale of any assets in accordance with Parent’s GAAP and other than in the ordinary course of business; (iii) no deduction shall be made for any management fees or general overhead expenses (including, without limitation, shared services for software, servers, in-house IT support and equipment, general business insurance and recruiters) or other general intercompany charges, of whatever kind or nature, charged by Parent or its Affiliates to the Company Business Unit; provided, however, that the Company Business Unit shall be charged for a back office support expense equal to $50,000 and direct expenses incurred directly for the benefit of the Company Business Unit, including, without limitation, bad debt expense for uncollected Company Business Unit accounts receivable, the cost of benefits provided by Parent and its Affiliates (other than the Company Entities) to Company Business Unit employees (provided such benefits are substantially equivalent to, and not in excess of, the benefits received by the employees of Parent or its Affiliates), the costs incurred by the Parent related to immigration processing or assistance related to employees of the Company Business Unit, the recruiting placement bonuses paid by Parent to Parent’s recruiters or fees paid by Parent to outside recruiters in connection with hiring new employees for the Company Business Unit, the cost of any Company Business Unit marketing professionals whether or not such professionals report to Parent’s corporate marketing group and the hourly fully burdened cost of any consultants, including actual payroll costs and benefits, provided by Parent or its Affiliates to the Company Business Unit, and provided that the revenues derived from such consultants while so provided shall be allocated to the Company Business Unit; (iv) no deduction shall be made for any Transaction Expenses arising out of this Agreement including, without limitation, legal, accounting or refinancing fees and expenses; (v) Company EBITDA shall not include deferred revenue that has not been recognized as revenue as of or before Closing solely due to the applicable Company Entity not having obtained an executed statement of work or other applicable documentation; and (vi) no deduction shall be made for any fees, costs and expenses incurred by the Company Entities in connection with termination of any November Converted Contractor that is not converted to an employee on or before November 1, 2021 to the extent that such fees, costs or expenses are included in the calculation of Net Working Capital. Notwithstanding the immediately preceding sentence, in the event that any bad debt expense is incurred by the Company Business Unit during the Earnout Period, such bad debt expense will be reduced for Company EBITDA calculation purposes by the amount, if any, of the associated accounts receivable that is actually collected by Parent prior to 120 days after the end of the Earnout Period. Further, Company EBITDA shall also include net income calculated in accordance with Parent’s GAAP for the Earnout Period for services revenue resulting from services sold by the Company Business Unit but delivered by Parent outside of the Company Business Unit or by a subsidiary of Parent less the fully-burdened cost of the provision of such services revenue.
“Company Entity” means each of the Company and its direct and indirect Subsidiaries.
“Company Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time reasonably likely to cause, result in or have) a material adverse effect on the business or financial condition of the Company Entities, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Company Material Adverse Effect: any event, circumstance, condition, development, occurrence or effect that results from (i) changes affecting the economy generally or a general deterioration in the industry in which the Company operates, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, (iii) each Shareholder’s compliance with the terms of this Agreement or (iv) any effect resulting from wars, terrorism, cyber-attacks, natural disasters, epidemics, plagues or pandemics (including COVID-19).
“Company Shares” means all of the outstanding shares of the capital stock of Company, as listed on Schedule 3.02(a).
“Computer System” has the meaning set forth in Section 3.06(c).
“Confidential Information” has the meaning set forth in Section 3.20(i).
“Consents” means all consents, approvals, notices, registrations, authorizations, filings or declarations of or with third parties or Governmental Entities, in each case that are necessary to consummate or required in connection with the transactions contemplated hereby or by the other Transaction Documents.
“Consideration Spreadsheet” has the meaning set forth in Section 2.02(d).
“Continuing Employees” means each employee listed on Schedule 6.03 as a continuing employee.
“Continuing Independent Contractors” means each independent contractor listed on Schedule 6.03 as a continuing independent contractor.
“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which a Company Entity is a party or by which a Company Entity, or any of its properties or assets, is bound.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measure” means (a) the Presidential Proclamation 9994 of March 13, 2020 Declaring a National Emergency Concerning the COVID-19 Outbreak, (b) the CARES Act, (c) the Families First Act, (d) any Payroll Tax Executive Order, (e) H.R. 133 – Consolidated Appropriations Act, 2020, (f) the “Paycheck Protection Program” under the CARES Act, (g) the American Rescue Plan Act of 2021, and (h) any Applicable Law promulgated by any Governmental Entity in connection with or in response to COVID-19.
“Damages” means, without duplication, any and all judgments, losses, charges, Taxes, penalties and fees, costs and expenses (including reasonable attorneys’ fees and expenses) which are in each case actual and incurred and which are sustained, suffered or incurred by an Indemnified Party in connection with, or related to, any matter which is the subject of the indemnification provisions hereof, including all claims, demands, suits and proceedings in connection therewith, subject to the limitations on indemnification set forth in Article VIII. “Damages” shall not include any consequential, special or punitive damages, nor any diminution of value, damages for lost profits, business interruption or exemplary damages, except to the extent that the same are awarded to a third party under a Third Party Claim that includes such damages.
“Disclosure Schedule” has the meaning set forth in Article III.
“Earnout Dispute Notice” has the meaning set forth in Section 2.02(c)(iii).
“Earnout Payments” means together, the EBITDA Earnout Payment and the Revenue Earnout Payment.
“Earnout Period” means the 12-month period beginning on the Closing Date.
“Earnout Period Revenue” means the total revenue resulting from services, recognized in accordance with Parent’s GAAP by the Company Business Unit during the Earnout Period, which, for the avoidance of doubt, does not include (a) revenue from reimbursed expenses, product re-sale or pass-through revenue or (b) deferred revenue that has not been recognized as revenue as of or before Closing solely due to the applicable Company Entity not having obtained an executed statement of work or other documentation. Earnout Period Revenue shall also include revenue resulting from services sold by the Company Business Unit but delivered by Parent outside of the Company Business Unit or by a subsidiary of Parent (other than a Company Entity).
“Earnout Statement” has the meaning set forth in Section 2.02(c)(iii).
“EBITDA Earnout Payment” has the meaning set forth in Section 2.02(c)(i).
“Employee Benefit Plan” means (a) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan (as defined in Section 3(2) of the U.S. Employee Retirement Income Security Act of 1974, as amended), (b) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in Section 3(37)(A) of the U.S. Employee Retirement Income Security Act of 1974, as amended)), (d) any Employee Welfare Benefit Plan (as defined in Section 3(1) of the U.S. Employee Retirement Income Security Act of 1974, as amended) or fringe benefit plan or program, (e) any profit sharing, bonus, stock option, stock purchase, stock appreciation rights, phantom stock plan or agreement, consulting, employment, severance or incentive plan, agreement or arrangement or (f) any plan, agreement or arrangement providing benefits related to clubs, vacation, paid time off, childcare, parenting, sabbatical or sick leave that is sponsored, maintained or contributed to by a Company Entity or any ERISA Affiliate for the benefit of the employees, former employees, independent contractors or agents of a Company Entity or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time within six years prior to the Closing Date.
“Employment Laws” means all Applicable Laws respecting employment or employment practices, terms and conditions of employment, payment or non-payment of wages and other compensation, affirmative action, working conditions, labor unions, and payment, non-payment or provision of employee benefits, including, without limitation, the Worker Adjustment and Retraining Notifications Act, Immigration and Nationality Act, Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, Age Discrimination in Employment Act, Racketeer Influenced and Corrupt Organizations Act, Foreign Corrupt Practices Act, 18 U.S.C. §1341 et seq. (provisions relating to honest services mail and wire fraud), Rehabilitations Act of 1973, ERISA, National Labor Relations Act, and the Occupational Safety and Health Act, to the extent applicable.
“Encumbrances” means any and all restrictions on or conditions to transfer or assignment, claims, liens, pledges, security interests, deeds of trust, tenancies, other possessory interests, conditional sale or other title retention agreements, factoring, purchase or similar arrangements, assessments, easements, rights of way, covenants, rights of first refusal, defects in title, encroachments, mortgages, restrictions, and other burdens, options, or encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting a Company Entity or its assets.
“Environmental Law” means any Applicable Law relating or pertaining to the public health and safety or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including without limitation (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended, (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended, (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, (vi) the Emergency Planning and Community Right To Know Act, 15 U.S.C. § 2601 et seq., as amended, and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that would be considered a single employer with a Company Entity within the meaning of Section 414 of the Code.
“Escrow Account” has the meaning set forth in the Escrow Agreement.
“Escrow Agent” means U.S. Bank National Association.
“Escrow Agreement” means the Escrow Agreement to be entered into among Parent, the Representative and the Escrow Agent, substantially in the form attached as Exhibit A.
“Escrow Distribution” means the amount of any distribution out of the Escrow Account to the Shareholders.
“Escrowed Consideration” means the combination of: (a) that number of shares of Parent Common Stock equal to the quotient of $439,611.43, divided by the Parent Stock Per Share Price as of the Closing Date, rounded to the nearest whole share; and (b) an amount in cash equal to $14,560,388.57.
“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 2.03(a).
“Estimated Net Working Capital” has the meaning set forth in Section 2.03(a).
“Estimated Statement” has the meaning set forth in Section 2.03(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Expense Fund” has the meaning set forth in Section 9.02(a).
“Expert Accountant” has the meaning set forth in Section 2.04.
“Families First Act” means the Families First Coronavirus Response Act (P.L. 116-127) or a similar provision of U.S. state or local Applicable Law.

“FCPA” has the meaning set forth in Section 3.15(b).
“Final Subcontractor Payments” means the amounts to be paid as part of the Indebtedness in accordance with Section 2.02(a)(i) to the Persons set forth on Schedule 3.14(f) under the heading “Final Subcontractor Payments.”
    “Financial Statements” has the meaning set forth in Section 3.07(a).
    “Flow-Thru Entity” has the meaning set forth in Section 3.12(j).
“Fraud” means, with respect to any Person, intentional and knowing Delaware common law fraud committed by such Person in connection with the making of the express representations and warranties contained in this Agreement or any other Transaction Document. For the avoidance of doubt and without limiting the foregoing, it is agreed and understood that Fraud does not include any claim for negligence or recklessness (including constructive fraud).
“Government Program” means all government provided healthcare and welfare programs under Applicable Law, including, in the United States, the Medicare (including Medicare Part D and Medicare Advantage), Medicaid, Medicaid-waiver and CHAMPUS/TRICARE programs, any other similar or successor federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)), and any state, local or non-U.S. health care programs.
“Governmental Entity” means any national, state, district, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Hazardous Material” means any substance regulated or as to which liability might arise under any Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.
“HIPAA” means the Administrative Simplification Provisions of title II, subtitle F, of the Health Insurance Portability and Accountability Act of 1996 (Pub. Law No. 104-191) and all regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164), as amended by the HITECH Act, the final HIPAA/HITECH Omnibus Rules published by the U.S. Department of Health and Human Services on January 25, 2013, and as otherwise may be amended from time to time.
“HITECH ACT” means the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, including 42 C.F.R. §§ 412, 413, 422 and 495, as amended by the HIPAA Omnibus Rule, issued on January 25, 2013, effective as of March 26, 2013.
“Holdback Amount” has the meaning set forth in Section 2.03(a).
“include,” “includes” and “including” have the respective meanings set forth in Section 10.02.
“Indebtedness” without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of a Company Entity, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (b) all deferred indebtedness of a Company Entity for the payment of the purchase price of property or assets purchased, (c) all obligations of a Company Entity to pay rent or other payment amounts under a lease of real or Personal Property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with the Accounting Principles, (d) any outstanding reimbursement obligation of a Company Entity with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (e) any payment obligation of a Company Entity under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness for borrowed money secured by any Encumbrance existing on property owned by a Company Entity, whether or not indebtedness secured thereby shall have been assumed, (g) all guaranties, endorsements, assumptions and other contingent obligations of a Company Entity in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, (h) all premiums, penalties and change of control payments, required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents regardless if any of such are actually paid, (i) the Final Subcontractor Payments, and (j) obligations under any interest rate, currency or other hedging agreement; provided that “Indebtedness” shall not include trade payables or other current liabilities expressly included in the Estimated Statement, as finally determined by the Closing Date Statement or pursuant to the procedures set forth in Section 2.03, as applicable.
“Indemnified Party” means a Person who is entitled to indemnification from a party hereto pursuant to Article VIII.
“Indemnifying Party” means a party hereto who is required to provide indemnification under Article VIII to an Indemnified Party.
“Information Privacy or Security Laws” means HIPAA and all other Applicable Laws concerning the privacy or security of Personal Information, including state data breach notification Applicable Laws, state health privacy and information security Applicable Laws and state consumer protection Applicable Laws.
“Intellectual Property” means any or all of the following and all rights in, arising out of or associated therewith: (a) all United States and non-U.S. patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, rights in technology, technical data and customer lists, all documentation relating to any of the foregoing and all rights under applicable trade secret law in any of the foregoing; (c) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (d) all rights in software; (e) all industrial designs and any registrations and applications therefor throughout the world; (f) all mask works and any registrations and applications therefor throughout the world; (g) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (h) all databases and data collections and all rights therein throughout the world; (i) all economic rights of authors and inventors, however denominated, throughout the world in any of the foregoing; and (j) any similar or equivalent intellectual property or proprietary rights to any of the foregoing anywhere in the world.
“Knowledge Persons” means each Principal Shareholder, Nicolás Chiappara Algorta, Andrés Levin Fiorelli, Mercedes Ros, Gonzalo Ignacio Cuiñas Isola, Gerardo Gabriel Fernández Sulé and Alfredo Santiago Burgues López.
“Lease Agreements” has the meaning set forth in Section 3.18.
“Leased Real Property” has the meaning set forth in Section 3.18.
“Licensed Software” has the meaning set forth in Section 3.20(b).
“Material Contract” means any of the following:

(a)    Any Contract that requires or may require future expenditures by a Company Entity in excess of $50,000 on an annual basis or that might result in payments to a Company Entity in excess of $50,000 on an annual basis;
(b)    Any Contract to which a Company Entity is a party or otherwise subject that is not terminable without penalty on notice of 30 days or less;
(c)    Each Lease Agreement and each Contract or other right pursuant to which a Company Entity uses or possesses any Personal Property (other than Personal Property owned by a Company Entity);
(d)    Any Contract with a Shareholder or any director, manager or officer of a Company Entity, or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of Real Property or Personal Property from or otherwise requiring payments to any such Person;
(e)    Any Contract relating to the licensing or transfer of Intellectual Property of a Company Entity or any Third Party Intellectual Property Rights, other than those pertaining to off-the-shelf software;
(f)    Any Contract containing any covenant (i) limiting the right of a Company Entity to engage in any line of business, make use of any Intellectual Property, Third Party Intellectual Property Rights or any Confidential Information or compete with any Person in any line of business, (ii) granting any exclusive distribution or supply rights, (iii) requiring a Company Entity to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions, or (iv) otherwise having an adverse effect on the right of a Company Entity to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;
(g)    Any Contract between a Company Entity and any current or former employee, consultant or director of a Company Entity, including any Contract pursuant to which benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which a Company Entity is a party (whether alone or upon the occurrence of any additional or subsequent events);
(h)    Any Contract that requires a consent to a change of control, merger or an assignment, either before or after the Closing Date;
(i)    Any Contract that provides for the indemnification by a Company Entity of any Person (other than Contracts entered into with customers in the ordinary course of business) or the assumption of any Tax, environmental or other liability of any Person;
(j)    Any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any Real Property (whether by merger, sale of stock, sale of assets or otherwise);
(k)    Any Contract providing for or governing any Indebtedness of a Company Entity or any Encumbrance on the assets or capital stock of a Company Entity; or
(l)    Any other Contract, or group of Contracts, the termination or breach of which would have, or would be reasonably expected to have, a Company Material Adverse Effect.
“Net Working Capital” means the amount, calculated in accordance with Parent’s GAAP, equal to (a) all cash and cash equivalents held by the Company Entities, prepaid expense assets and Accounts Receivable net of allowance for uncollectible accounts and returns of the Company Entities, less (b) the liabilities of the Company Entities excluding any right of use liability, all as reflected on the Estimated Statement, as finally determined by the Closing Date Statement or pursuant to the procedures set forth in

Section 2.03, as applicable. For the avoidance of doubt, the calculation of Net Working Capital shall: (a) exclude any right of use liability; (b) deem any Accounts Receivable not collected within 180 days of the Closing Date for any reason to be “uncollectible” and thus excluded from such calculation; (c) include as a liability an amount equal to the fees, costs and expenses to be incurred by the Company Entities in connection with termination of any November Converted Contractor that is not converted to an employee on or before November 1, 2021 (whether or not such amounts would be recorded as a liability in accordance with Parent’s GAAP as of the close of business on the day immediately prior to the Closing Date); (d) exclude any deferred revenue for services provided prior to the Closing that has not been recognized as revenue as of or before Closing solely due to the applicable Company Entity not having obtained an executed statement of work or other applicable documentation; and (e) exclude any Indebtedness repaid in accordance with Sections 2.02(a)(i) and 2.05(c)(xiii).
“Net Working Capital Threshold Amount” means $4,096,115.00.
“Non-Control Party” has the meaning set forth in Section 8.04(b).
“November Converted Contractor” has the meaning set forth in Section 6.03.
“OFAC” means the United States Department of the Treasury Office of Foreign Assets Controls.
“Open Source Licenses” has the meaning set forth in Section 3.20(c).
“Open Source Software” has the meaning set forth in Section 3.20(c).
“Owned Software” has the meaning set forth in Section 3.20(b).
“Parent” has the meaning set forth in the Preamble.
“Parent Common Stock” means the Parent’s common stock, par value $0.001 per share.
“Parent Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time reasonably likely to cause, result in or have) a material adverse effect on the business or financial condition of the Buyer Parties, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Parent Material Adverse Effect: any event, circumstance, condition, development, occurrence or effect that results from (i) changes affecting the economy generally or a general deterioration in the industry in which the Buyer Parties operate, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, (iii) each Buyer Party’s compliance with the terms of this Agreement or (iv) any effect resulting from wars, terrorism, cyber-attacks, natural disasters, epidemics, plagues or pandemics (including COVID-19).
“Parent SEC Filings” has the meaning set forth in Section 5.07.
“Parent Stock Participating Shareholder” means each Shareholder who, as set forth on the Consideration Spreadsheet, is entitled to shares of Parent Common Stock comprising a portion of the Escrowed Consideration.
“Parent Stock Per Share Price” means the average closing sale price of one share of Parent Common Stock as reported on the Nasdaq Global Select Market for the 30 consecutive trading days ending on the date that is one trading day immediately preceding the applicable measurement date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).
“Parent’s GAAP” means United States generally accepted accounting principles as applied by Parent in the Parent SEC Filings as of the Closing Date.

“Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar pronouncement permitting or requiring the deferral of any payroll Taxes (including those imposed by Sections 3101(a) and 3201 of the Code). For the avoidance of doubt, the Presidential Memorandum of August 8, 2020, Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster 85 FR 49587, shall constitute a Payroll Tax Executive Order.
“Permits” means all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating to the operation of the Company Entities’ business.
“Permitted Encumbrances” means (a) any Encumbrance for Taxes that are not yet due or payable, (b) any Encumbrance for Tax assessments and other charges or claims with respect to Taxes that are due and payable and the validity of which are being contested in good faith by appropriate proceedings (as described on Schedule 3.12) and for which adequate reserves have been established by a Company Entity in accordance with the Accounting Principles, (c) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the applicable Company Entity’s business, (d) mechanics’ and materialmen’s liens incurred in the ordinary course of business, (e) statutory liens of landlords’ and workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar Encumbrances arising in the ordinary course of business, (f) requirements incurred or other Encumbrances relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security, and other similar statutory requirements, (g) Encumbrances constituted by the terms of any Material Contract, (h) Encumbrances, deposits or pledges to secure the performance of bids, tenders, Contracts (other than Contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business, (i) judgment and other similar Encumbrances arising in connection with court proceedings, provided the execution or other enforcement of such Encumbrance is effectively stayed and the claim secured thereby is being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established by a Company Entity in accordance with the Accounting Principles, (j) easements, rights-of-way, zoning ordinances, restrictions and other similar Encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the applicable Company Entity of its assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto, or (k) the Encumbrance created by the express terms of the Master Receivable Purchase Agreement entered into by and between One Button Word LLC and Deutsche Bank AG New York Branch, dated November 3, 2019 and the related financing statement evidencing such Encumbrance.
“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.
“Personal Information” means any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual, including “individually identifiable health information” as defined in 45 C.F.R. § 160.103, other information protected by HIPAA, demographic information, and Social Security numbers.
“Personal Property” means all of the machinery, equipment, computer hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible personal property that is owned or leased by a Company Entity and which are used or held for use in its business or operations as of the Closing Date.
“Post-Closing Tax Period” means (a) any taxable period that begins on or after the day immediately following the Closing Date, and (b) with respect to any Straddle Period, the portion of such Straddle Period after the Closing Date (determined in accordance with Section 6.02(c).
“PPP Loan Note” means that certain Note executed by Overactive Inc. as borrower thereunder on May 15, 2020, in the aggregate principal amount of $106,040 under the U.S. Small Business

Administration Paycheck Protection Program, evidencing loan number 4216425-1, and any and all other agreements, instruments, certificates and documents related thereto.
“Pre-Closing Income Tax Returns” has the meaning set forth in Section 6.02(a).
“Pre-Closing Tax Period” means (a) any taxable period that ends on or before the Closing Date, and (b) with respect to any Straddle Period, the portion of such Straddle Period ending on (and including) the Closing Date (determined in accordance with Section 6.02(c).
“Principal Shareholders” means Martín Troisi Ferrán and Juan José Zangaro Cabrera.
“Real Property” means all land, buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, that are owned or leased by a Company Entity and which are used or held for use in its business or operations as of the Closing Date.
“Related Party Transactions” has the meaning set forth in Section 3.21.
“Representative” has the meaning set forth in the Preamble. For all purposes related to the Shareholders, the Representative acts as their agent (mandatario con representación).
“Restrictive Agreements” means: (a) the Stock Restriction and Non-Compete Agreement, to be entered into by Parent and each of the Shareholders other than: the Principal Shareholders; Gabriel Inchausti Blixen; and Pablo Darío Taraciuk Vainer, substantially in the form attached hereto as Exhibit B-1; and (b) the Non-Compete Agreement, to be entered into by Parent and each Principal Shareholder, substantially in the form attached hereto as Exhibit B-2.
“Revenue Earnout Payment” has the meaning set forth in Section 2.02(c)(ii).
“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any Person who is ordinarily resident in a Sanctioned Country.
“Sanctions Laws” means all U.S. and non-U.S. Laws, Regulations, and Executive Orders relating to economic or trade sanctions, including the laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Settlement Obligations” has the meaning set forth in Section 8.04(b).
“Shareholder Carved-Out Liabilities” has the meaning set forth in Section 8.01(c).
“Shareholder Indemnification Basket” has the meaning set forth in Section 8.01(d).
“Shareholder Indemnitee” or “Shareholder Indemnitees” has the meaning set forth in Section 8.01(d).

“Shareholder Loans” means the amounts owed by the applicable Shareholder to the Company Entity, as set forth under the heading “Shareholder Loans” on Schedule 3.21, which loan amount shall be deducted from the payment of the consideration to each applicable Shareholder in accordance with Section 2.02(a)(i) and paid by the Buyer on behalf of the applicable Shareholder to the applicable Company Entity.
“Shareholder Percentage” means, with respect to each Shareholder, the applicable percentage set forth on the Consideration Spreadsheet under the heading “Shareholder Percentage.”
“Shareholders” means the holders of all outstanding Company Shares, as listed on Schedule 3.02(a).
“Shareholders’ Agreement” means the shareholders’ agreement in regards to the Company Shares executed on March 16, 2021.
“Software” has the meaning set forth in Section 3.20(b).
“Straddle Period” means any taxable period that begins before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Tax” and “Taxes” means, whether or not disputed, any and all (a) U.S. federal, state, district and local and non-U.S. taxes of any kind (together with any and all interest, penalties, fines, additions to tax and other additional amounts imposed with respect thereto) imposed by any Tax Authority, including, but not limited to, taxes that are measured by net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, earnings, net worth, unemployment insurance, Social Security, excise, severance, transfer, value added, documentary, mortgage, registration, stamp, occupation, real or personal property, unclaimed property, escheat, environmental, premium, property, windfall profits, customs, duties and other taxes, fees, levies, assessments or charges of any kind whatsoever, together with any interest, penalties, fines, additions to taxes, and other additions amounts imposed with respect thereto imposed by any Tax Authority; and (b) any liability for any items described in clause (a) whether imposed, assessed, due or otherwise payable directly, jointly or severally (including, but not limited to, pursuant to Treasury Regulation Section 1.1502-6 (or any analogous provisions of Applicable Laws), as transferee or successor, by contract, as a result of any express or implied obligation to indemnify or pay the Tax obligations of another Person or under similar grounds, or otherwise.
“Tax Authority” means any entity, body, instrumentality, division, bureau or department of any U.S. federal, national, district, state, municipal, local or any non-U.S. Governmental Entity, or any agent thereof (third party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.
“Tax Incentive” has the meaning set forth in Section 3.12(q).
“Tax Proceeding” has the meaning set forth in Section 6.02(d)(i).

“Tax Returns” means collectively but without limitation, all reports, declarations, filings, questionnaires, estimates, returns, information statements, notices, computations, elections, claims, disclaimers, registrations and similar documents relating to, or required to be filed under Applicable Laws in any jurisdiction in respect of any Taxes, including, without limitation, any amendments thereof; and the term “Tax Return” means any one of the foregoing Tax Returns.
“Third Party Claim” means any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.
“Third Party Intellectual Property Rights” has the meaning set forth in Section 3.20(d).
“to the knowledge of the Shareholders” has the meaning set forth in Article III.
    “Total Cash Consideration” means the amount in cash equal to $83,115,551.43, subject to adjustment pursuant to Section 2.03, paid to the Shareholders pursuant to Section 2.02(a).
“Total Consideration” means the sum of: (a) the Total Cash Consideration; (b) the Total Stock Consideration; (c) the portion of the Escrowed Consideration payable to the Shareholders; and (d) the portion of the Earnout Payments payable to the Shareholders.
“Total Stock Consideration” means that number of shares of Parent Common Stock equal to the quotient of $2,509,448.57, divided by the Parent Stock Per Share Price as of the Closing Date, rounded to the nearest whole share.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Restrictive Agreements and the other ancillary agreements executed in connection with this Agreement or any of the foregoing agreements.
“Transaction Expenses” means the third-party fees and expenses incurred by or on behalf of a Company Entity in connection with the drafting, negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein (but, for the avoidance of doubt, not to include any fees and expenses incurred by or on behalf of the Buyer Parties or any of their respective Affiliates) as determined immediately prior to the Closing, including the one-half of the Escrow Agent’s fees for which the Shareholders are responsible.
“Transfer Taxes” has the meaning set forth in Section 6.02(e).
“Workers’ Compensation Acts” means Applicable Laws that provide for awards to employees and their dependents for employment-related accidents and diseases.
“$” means U.S. dollars.
ARTICLE II.
SALE AND PURCHASE OF STOCK
2.01.    Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, each Shareholder shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase on the Closing Date, all of such Shareholder’s right, title and interest in and to all of his, her or its Company Shares, free and clear of all Encumbrances, against receipt by such Shareholder of the Total Consideration pursuant to Section 2.02. The sale, assignment, transfer and delivery of the Company Shares includes the transfer of all present and future political and economic rights entitlements relating thereto, without any limitation or exception whatsoever, including accrued earnings, the right to receive dividends (whether or not declared as at the Closing Date, payable or not), shares issued to shareholders without consideration (acciones liberadas), voluntary or mandatory capital contributions, other distribution rights whatsoever, and subscribed shares or the preferential right to subscribe additional shares. For absence of doubt, the sale, assignment, transfer and delivery of Company Shares does not include the transfer of debts that a Shareholder may have with the Company or any Company Entity.
2.02.    Payment of Consideration.
(a)    In consideration of the sale, assignment, transfer and deliverance of each Shareholders’ right, title and interest in and to all of his, her or its Company Shares, free and clear of all Encumbrances, Buyer shall pay (or shall procure the payment by Parent on its behalf) to the Shareholders the Total Consideration as follows:
(i)    Shareholder Consideration. At the Closing, Buyer shall deliver (or shall procure the delivery by Parent on its behalf) or cause to be delivered to the Representative in accordance with the wiring instructions set forth on Schedule 2.02 for further distribution to each Shareholder: (A) cash in an amount equal to the aggregate portion of the Total Cash Consideration set forth next to such Shareholders’ names on the Consideration Spreadsheet (subject to adjustment as set forth in Section 2.03), less such Shareholders’ pro rata share of the Holdback (if any), less such Shareholders’ pro rata share of the Expense Fund, less the amount owed by each Shareholder under a Shareholder Loan, if applicable, less such Shareholders’ pro rata share of the Indebtedness to be paid at Closing; (B) the number of shares of Parent Common Stock set forth next to such Shareholders’ names on the Consideration Spreadsheet in regards to each Parent Stock Participating Shareholder’s portion of the Total Stock Consideration; and (C) the number of shares of Parent Common Stock, if any, and cash with respect to the Escrowed Consideration, which shall be delivered on behalf of such Shareholder to the Escrow Agent in accordance with Section 2.02(a)(ii). Upon delivery of such consideration to the Representative, the Buyer Parties shall have no further obligation to any Shareholder with respect to the Total Cash Consideration.
(ii)    Escrowed Consideration. Buyer shall deposit (or shall procure the deposit by Parent) or cause to be deposited with the Escrow Agent the Escrowed Consideration payable to the Shareholders, including certificates representing a portion of the Escrowed Consideration payable pursuant to Section 2.02(a)(ii)(B).
(iii)    Expense Fund. Buyer shall deliver (or shall procure the delivery by Parent) or cause to be delivered to the Representative cash equal to the Expense Fund for the purposes described in Section 9.02(a).
(iv)    Net Working Capital Adjustment. The Total Cash Consideration paid will be adjusted as set forth in Section 2.03.
(v)    Earnout Payments. The portion of the Earnout Payments, if any, payable to the Shareholders shall be paid in accordance with Section 2.02(c).
(b)    Escrowed Consideration. The Escrowed Consideration shall be held by the Escrow Agent for the term provided for in the Escrow Agreement, released in accordance with Section 8.03(i) and used solely to satisfy Damages, if any, for which the Buyer Indemnitees are entitled to indemnification pursuant to Article VIII, including any payment obligations set forth in Section 2.03 or as provided in the Escrow Agreement. The Shareholders’ interest in, and distributions from, the Escrow Account shall be determined and made pursuant to, such Shareholder’s applicable Shareholder Percentage. One-half of all Escrow Agent fees and expenses will be paid by the Buyer Parties and one-half will be paid by the Representative on behalf of the Shareholders in accordance with the Escrow Agreement.
(c)    Earnout Payments.
(i)    EBITDA Earnout Payment. Buyer shall pay (or shall procure the payment by Parent) to the Shareholders as part of the Total Consideration the amount, if any, equal to the product of (A) 2.0125, multiplied by (B) the amount by which Company EBITDA for the Earnout Period exceeds $5,000,000 (such payment amount, as limited by the immediately following sentence, the

“EBITDA Earnout Payment”). The maximum amount to be paid by the Buyer Parties to the Shareholders under the EBITDA Earnout shall be $10,062,500.
(ii)    Revenue Earnout Payment. Buyer shall pay (or shall procure the payment by Parent) to the Shareholders as part of the Total Consideration the amount, if any, equal to the product of (A) 0.4313; multiplied by (B) the amount by which the Earnout Period Revenue exceeds $40,000,000 (such payment amount, as limited by the immediately following sentence, the “Revenue Earnout Payment”). The maximum amount to be paid by the Buyer Parties to the Shareholders under the Revenue Earnout shall be $4,312,500.
(iii)    Earnout Payment Calculation Procedure. As soon as practicable, but in no event later than 90 days following the end of the Earnout Period, Parent will prepare and deliver to the Representative a calculation and statement of the Earnout Payments (the “Earnout Statement”). Parent will prepare the Earnout Statement in good faith and amounts included on the Earnout Statement shall be determined in accordance with Parent’s GAAP. Parent will furnish the Representative with the Earnout Statement and such supporting or back-up schedules and documentation as may be reasonably necessary to confirm such calculations. The Representative agrees to cooperate with Parent in the preparation of the Earnout Statement, including providing Parent with supporting or back-up schedules and documentation reasonably requested by Parent. After delivery of the Earnout Statement, the Representative shall be granted reasonable access by Parent to the books and records of Parent (including the Company Business Unit) for purposes of verifying the accuracy of the Earnout Statement. The Representative may submit to Parent, not later than 60 days from the receipt of an Earnout Statement from Parent, a list of any components of the Earnout Statement with which the Representative disagrees, if any (an “Earnout Dispute Notice”), in which case the disagreement shall be resolved pursuant to the procedures set forth in Section 2.04. If the Representative does not issue an Earnout Dispute Notice prior to such date, the Earnout Statement, as supplied to the Representative, shall be deemed to have been accepted and agreed to by Representative, and shall be final and binding on the Shareholders.
(iv)    Earnout Payment Procedure. Within 10 days after final determination of the Earnout Payments and subject to Section 2.02(c)(vi) below, Buyer shall pay (or shall procure the payment by Parent) to the Representative on behalf of the Shareholders the Earnout Payments for further distribution by the Representative to the Shareholders in accordance with the Shareholder Percentages. Such payment shall be in cash by wire transfer of immediately available funds in accordance with the wiring instructions provided to the Buyer Parties by the Representative.
(v)    Company Business Unit Operation. During the Earnout Period, the Buyer Parties shall cause the Company Business Unit to be operated as a separate operating unit from Parent’s other operations, and separate books and records will be kept and maintained by the Company Business Unit. Parent shall provide, or cause to be provided, adequate funding so that the Company Business Unit has sufficient working capital in order to conduct its business operations in the ordinary course of business.
(vi)    Earnout Payment Offset. If, at the time the Buyer Parties are required to pay the Earnout Payments, if any, a Buyer Party has asserted a claim for indemnification pursuant to Article VIII, the Buyer Parties shall be entitled to withhold payment of and offset (subject to Section 8.03(c)) against payment of the Earnout Payments, the Buyer Parties’ good faith estimate of the aggregate unpaid amount of such claim, such offset to be applied against the full amount of such Buyer Party’s claim. The right of offset is subject to Section 8.03(c) and cumulative to any other rights or remedies the Buyer Parties may have. Once the claim for indemnification for which the withheld payment relates has been finally resolved by the parties, Buyer shall promptly pay (or shall procure the payment by Parent) to the Representative on behalf of the Shareholders any Earnout withheld in excess of such resolved claim plus interest at the rate of 5% per annum from the date the Earnout Payments were due for further distribution by the Representative to the Shareholders in accordance with the Shareholder Percentages. Such payment shall be in cash by wire transfer of immediately available funds in accordance with the wiring instructions provided to the Buyer Parties by the Representative.
(vii)    Good Faith and Fair Dealing. Each party hereto agrees that it shall, with respect to all matters related to the Earnout Payments, act in good faith and the spirit of fair dealing.

(viii)    Guarantee. Parent hereby irrevocably and unconditionally guarantees to the Shareholders the timely and complete payment of the payment obligations of Buyer contained in this Section 2.02(c) and waives all surety defenses.
(ix)    Tax Treatment. The Shareholders and the Buyer Parties shall (and the Buyer Parties shall cause the Company Entities and their Affiliates to) treat the payment pursuant to this Section 2.02(c), other than the portion of such payments treated as interest under Section 483 of the Code ((or any corresponding or similar provision of state, local or non-U.S. Applicable Law) or Section 1274 of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law), as an adjustment to the Total Consideration for U.S. federal and, as applicable, state, local, and non-U.S. income Tax purposes, unless otherwise required by Applicable Law as determined in Buyer’s reasonable discretion in consultation with the Representative.
(x)    Survival. The terms, conditions and provisions of this Section 2.02(c) shall expressly survive the Closing.
(d)    Consideration Spreadsheet. Prior to the Closing Date, the Company shall prepare and deliver to the Buyer Parties a spreadsheet (the “Consideration Spreadsheet”), certified by the President of the Company, which shall set forth, as of the Closing Date, the following: (i) the name of each Shareholder and the number of Company Shares held by each such Shareholder; (ii) the allocation of the Total Consideration among the Shareholders, including the detail of the allocations among the components of the Total Consideration to which such Shareholder is entitled, as applicable; (iii) each Shareholder’s Shareholder Percentage; and (iv) the name of each Person to receive a payment (including Transaction Expenses, the Escrowed Consideration and the Expense Fund) at the Closing, the amount payable to each such Person, and wire instructions for each such Person. The parties agree that the Buyer Parties shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and the Buyer Parties shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.
(e)    Withholding. Each Buyer Party shall be entitled to deduct and withhold from the consideration otherwise payable to the Shareholders pursuant to this Agreement any amounts required to be deducted and withheld by it under any provision of Applicable Laws; provided that prior to any such deduction or withholding, the Buyer Party shall give any such Shareholder notice of its intention to deduct or withhold and provide reasonable cooperation to such Shareholder in minimizing or eliminating such deduction or withholding. If any Buyer Party so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder from whom such deduction or withholding and payment to a Tax Authority was made.
2.03.    Working Capital Determination.
(a)    Prior to the Closing Date, the Company shall prepare and deliver to the Buyer Parties (i) an estimated consolidated balance sheet of the Company Entities as of the close of business on the day immediately prior to the Closing Date, together with supporting or back-up schedules and documentation reasonably requested by Parent (the “Estimated Closing Date Balance Sheet”) and (ii) a calculation and statement of its estimated Net Working Capital as of the close of business on the day immediately prior to the Closing Date calculated from the Estimated Closing Date Balance Sheet (the “Estimated Statement”). The Company shall prepare the Estimated Closing Date Balance Sheet and Estimated Statement in good faith and all assets, liabilities and other amounts included on the Estimated Closing Date Balance Sheet and Estimated Statement shall be determined in accordance with Parent’s GAAP subject to Parent’s good faith review and reasonable satisfaction. If the Net Working Capital set forth on the Estimated Statement (the “Estimated Net Working Capital”) is less than the Net Working Capital Threshold Amount, then the Total Cash Consideration will be reduced by the amount of such deficiency. If the Estimated Net Working Capital is more than the Net Working Capital Threshold Amount, then the Total Cash Consideration will be increased by the amount of such excess, provided that such excess amount (the “Holdback Amount”) shall be held back by the Buyer Parties until such time as the Net Working Capital is finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.04 below. Any adjustment pursuant to this Section 2.03 shall adjust the consideration received by each Shareholder pro rata by its respective Shareholder Percentage multiplied by the total adjustment amount, subject to Section 2.03(c).
(b)    As soon as practicable, but in no event later than 180 days following the Closing Date, Parent will prepare and deliver to the Representative a calculation and statement of the Net Working Capital as of the close of business on the day immediately prior to the Closing Date (the “Closing Date Statement”). Parent will prepare the Closing Date Statement in good faith and all assets, liabilities and other amounts included on the Closing Date Statement shall be determined in accordance with Parent’s GAAP. To the extent the Closing Date Statement varies from the Estimated Statement, Parent will furnish the Representative with the Closing Date Statement such supporting or back-up schedules and documentation as may be reasonably necessary to confirm such variances. The Representative agrees to cooperate with Parent in the preparation of the Closing Date Statement, including providing Parent with supporting or back-up schedules and documentation reasonably requested by Parent. After delivery of the Closing Date Statement, the Representative shall be granted reasonable access by the Buyer Parties to the books and records of the Buyer Parties for purposes of verifying the accuracy of the calculation and statement of Net Working Capital in the Closing Date Statement. The Representative may submit to Parent, not later than 45 days from the receipt of the Closing Date Statement from Parent, a list of any components of the Closing Date Statement with which the Representative disagrees, if any (a “Closing Date Dispute Notice”), in which case the disagreement shall be resolved pursuant to the procedures set forth in Section 2.04. If the Representative does not issue a Closing Date Dispute Notice on or prior to such date, the Closing Date Statement, as supplied to the Representative, shall be deemed to have been accepted and agreed to by, and shall be final and binding on, the parties to this Agreement.
(c)    If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.04, as applicable, is less than the Estimated Net Working Capital, then the amount of such deficiency shall be released promptly from the Holdback Amount, if any, and paid to Buyer (or if it shall direct, to Parent). If the amount of such deficiency owed to Buyer is less than the Holdback Amount, the remaining balance of the Holdback Amount shall be distributed to the Representative promptly after the final determination of the Net Working Capital on behalf of the Shareholders for further distribution by the Representative to the Shareholders in accordance with the Shareholder Percentages. Any such payment to the Representative on behalf of the Shareholders shall be in cash by wire transfer of immediately available funds in accordance with wire transfer instructions provided to the Buyer Parties by the Representative. In the event that the Holdback Amount, if any, is insufficient to satisfy the amount of such deficiency, the Representative on behalf of the Shareholders shall within five Business Days tender to Buyer (or if it shall direct, to Parent), in cash, an amount equal to the amount not satisfied by the Holdback Amount or the Buyer Parties may elect, in their sole discretion, to claim any remaining deficiency as Damages pursuant to Article VIII. The Representative covenants and agrees to jointly instruct the Escrow Agent in writing as soon as reasonably practicable after the final determination of the Net Working Capital to make any disbursement required by this Section 2.03.
(d)    If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.04, as applicable, is greater than the Estimated Net Working Capital, then Buyer shall (or shall procure that Parent shall) pay the Holdback Amount, if any, to the Representative on behalf of the Shareholders for further distribution by the Representative to the Shareholders in accordance with the Shareholder Percentages. Further, the Total Cash Consideration will be increased by an amount calculated as follows: (i) if there is a Holdback Amount, an amount equal to (A) the Net Working Capital less (B) the Net Working Capital Threshold Amount less (C) the Holdback Amount; and (ii) if there is no Holdback Amount, an amount equal to (A) the Net Working Capital less (B) the Estimated Net Working Capital. Buyer shall (or shall procure that Parent shall) promptly pay such amount to the Representative on behalf of the Shareholders for further distribution by the Representative to the Shareholders in accordance with the Shareholder Percentages. Such payment shall be made promptly after the final determination of the Net Working Capital in cash by wire transfer of immediately available funds in accordance with wire transfer instructions provided to the Buyer Parties by the Representative.
(e)    Notwithstanding anything in this Section 2.03 to the contrary, if, at the time Buyer is required to release, or procure the release of, the Holdback Amount, a Buyer Party has asserted a claim for indemnification pursuant to Article VIII which exceeds the Escrowed Consideration not subject to claims at such time, Buyer shall be entitled to (or procure that Parent shall be entitled to) withhold payment of and offset against payment of the Holdback Amount (subject to Section 8.03(c)), the Buyer Parties’ good faith estimate of the aggregate unpaid amount of such claim, such offset to be applied against the full amount of such Buyer Party’s claim. The right of offset is subject to Section 8.03(c) and cumulative to any other rights or remedies the Buyer Parties may have. Once the claim for indemnification for which the withheld payment relates has been resolved by the parties, Buyer shall promptly pay (or procure that Parent shall promptly pay) to the Representative on behalf of the Shareholders any portion of the Holdback Amount withheld in excess of such resolved claim plus interest at the rate of 5% per annum from the date the Holdback Amount was due for further distribution by the Representative to the Shareholders in accordance with the Shareholder Percentages. Such payment shall be in cash by wire transfer of immediately available funds in accordance with the wiring instructions provided to the Buyer Parties by the Representative.
2.04.    Dispute Resolution. In the event a Closing Date Dispute Notice or an Earnout Dispute Notice, as the case may be, is timely delivered to Parent by the Representative, Parent and the Representative shall negotiate thereafter for a period of up to 30 days in good faith to resolve any items of dispute. If, at the end of such period, Parent and the Representative do not resolve such items of dispute, Parent and the Representative shall promptly, but in any event, within ten days retain Ernst & Young LLP or, to the extent Ernst & Young LLP does not accept such designation, a reputable financial expert firm (the “Expert Accountant”). The Expert Accountant will act as an expert and not as an arbitrator. The Expert Accountant shall have access to all documents, records and work papers reasonably necessary to perform its function. The determination by the Expert Accountant applying the procedures described herein shall be final, binding, and conclusive on the parties hereto, absent fraud or manifest error and judgment may be entered thereon in a court of competent jurisdiction. Parent and the Representative shall use Commercially Reasonable Efforts to cause the Expert Accountant to make its determination within 30 days of its engagement, and the Buyer Parties, the Company, the Representative, the Shareholders and their respective employees or agents will cooperate with the Expert Accountant during its engagement. Parent and Representative shall instruct the Expert Accountant to consider only those items and amounts in the Closing Statement that are set forth in the Closing Date Dispute Notice or the Earnout Dispute Notice, as the case may be, which Parent and Representative are unable to resolve. Parent and Representative shall each submit a binder to the Expert Accountant and the other party promptly (and in any event within 30 days after the Expert Accountant’s engagement), which binder shall contain such party’s computation of the disputed items (calculated in accordance with the Accounting Principles) and information, arguments and support for such party’s position. The Expert Accountant shall review such binders and base its determination solely on them in accordance with Parent’s GAAP and in accordance with the definition of applicable components and methodologies of the Net Working Capital or Earnout Payments set forth herein, as the case may be. In resolving any disputed item, the Expert Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. All communications between a party and the Expert Accountant shall be in writing and shall be transmitted to the other party at the same time they are transmitted to the Expert Accountant and neither Parent nor Representative shall have ex parte communications with the Expert Accountant. The fees, costs and expenses of the Expert Accountant shall be shared by Parent and the Representative as follows: of the aggregate amount in dispute, if the Expert Accountant adopts Parent’s position absolutely, the Representative on behalf of the Shareholders shall pay all such fees, costs and expenses, and if the Expert Accountant adopts the Representative’s position absolutely, then the Buyer Parties shall pay all such fees, costs and expenses. If the Expert Accountant adopts a compromise between the two positions, then the Buyer Parties, on the one hand, and the Representative, on the other hand and on behalf of the Shareholders, shall share the fees, costs and expenses in inverse proportion to the relative success of each party, with the more successful party bearing a proportionately smaller share of the fees, costs and expenses. In addition, if the Expert Accountant adopts one of the party’s position absolutely, the other party shall pay all reasonable fees, costs and expenses (including attorneys’ and accountants’ fees) incurred by the prevailing party related to or arising from the resolution of the Closing Date Dispute Notice or the Earnout Dispute Notice, as applicable. If the Expert Accountant adopts a compromise between the two parties’ positions, then each party shall be responsible for its own costs and expenses related to or arising from the resolution of the Closing Date Dispute Notice or the Earnout Dispute Notice, as applicable.

2.05.    The Closing.
(a)    Time and Location. Subject to the terms and conditions in this Agreement, the closing of the Acquisition (the “Closing”) shall take place at the offices of Guyer & Regules at Plaza Independencia 811, Montevideo, Uruguay, at 9:30 am Uruguay time and remotely via the exchange of documents and signatures and the electronic transfer of funds on the date hereof, as applicable (the “Closing Date”). For purposes of this Agreement, the Closing shall be deemed to occur at 12:01 a.m. U.S. Central Time on the Closing Date, such that Buyer owns the Company Shares for the full Business Day of the Closing Date.
(b)    Closing Deliveries of the Buyer Parties. At the Closing, the relevant Buyer Party shall deliver the Escrowed Consideration to the Escrow Agent and shall deliver or cause to be delivered to the applicable Shareholder all of the following:
(i)    the payment of the Total Consideration to be paid at Closing as provided in Section 2.02(a) and the payment of the Expense Fund, the Indebtedness and the Shareholders’ Loan as detailed in the funds flow memorandum;
(ii)    the Escrow Agreement, executed by Parent and the Escrow Agent;
(iii)    the funds flow memorandum, executed by Parent;
(iv)    each Restrictive Agreement, executed by Parent; and
(v)    without limitation by specific enumeration of the foregoing, all other agreements, documents, instruments, certificates, or other items reasonably required to be delivered by a Buyer Party under this Agreement.
(c)    Closing Deliveries of the Shareholders. At the Closing, the Shareholders shall deliver or cause to be delivered to the Buyer Parties all of the following:
(i)    stock certificates evidencing the Company Shares, duly endorsed by each Shareholder;
(ii)    the Escrow Agreement, executed by the Representative;
(iii)    the funds flow memorandum, executed by the Representative;
(iv)    the certified Consideration Spreadsheet contemplated by Section 2.02(d);
(v)    each Restrictive Agreement, executed by the parties thereto (other than Parent);
(vi)    a tail insurance policy under the Company’s errors and omissions policy (including directors and officers liability) for a term of no less than two years, in form and amounts reasonably agreed to by the Buyer Parties and the Representative;
(vii)    resignations of each officer, director and, to the extent applicable, fiscal auditor of the Company Entities, evidence of acceptance by appropriate general meetings and appointments of directors and officers chosen by the Buyer Parties as disclosed in Schedule 2.05(c)(vii);
(viii)    reserved;
(ix)    transfer of ownership over trademarks disclosed and in benefit of the Company Entities as disclosed in Schedule 2.05(c)(ix);

(x)    a consent in form and substance reasonably satisfactory to the Buyer Parties, duly executed by each spouse or domestic partner of a Shareholder, consenting to the transactions contemplated by this Agreement, in accordance with Exhibit 2.05(c)(x);
(xi)    a certificate of an authorized officer of the Company certifying each Company Entity’s Charter Documents and the minutes of board of directors’ and partners’ resolutions of SOFT OA S.R.L.;
(xii)    a certificate of good standing or similar certificate to the extent the good standing concept is not recognized in such jurisdiction (i.e. certificate of existence and legal representation) for each Company Entity from the applicable Governmental Entity or by a notary public, dated no more than ten days prior to the Closing Date;
(xiii)    evidence of the payment of all Indebtedness as of the Closing Date and, to the extent applicable, lien releases, payoff letters and lien termination statements as may be necessary to pay all Indebtedness and evidence the release and termination of all Encumbrances (other than Permitted Encumbrances) on any of the properties or assets of any Company Entity;
(xiv)    an IRS Form W-8 duly executed by each Shareholder;
(xv)    reserved;
(xvi)    affidavit acknowledging the termination of the Shareholders’ Agreement for purposes of submitting the same before the Registry of Commerce;
(xvii)    evidence of the execution of the quota assignment deed of 100% of Martin Troisi’s interest in SOFT OA SRL, a Company Entity, by Martín Troisi Ferrán, to Overactive SPA, a Company Entity and amendment of the former’s articles of association allowing for the board of directors to be appointed by resolution of a partners’ meeting;
(xviii)    the minute books of the Company and the stock ledger (Libro de Registro de Títulos Nominativos) of the Company; and
(xix)    without limitation by specific enumeration of the foregoing, all other agreements, documents, instruments, certificates, or other items reasonably required to be delivered by any Shareholder under this Agreement.
(d)    Further Acts Performed at Closing.
(i)    The Company shall be notified by the Shareholders and the Buyer of the transfer of the Company Shares and the transfer of the Company Shares is registered in the stock ledger (Libro de Registro de Acciones Nominativas) of the Company and such registry shall be signed by an authorized attorney-in-fact of the Shareholders, an authorized attorney-in-fact of the Buyer and statutory representatives of the Company, in accordance with section 333 of law 16,060.
(ii)    Two shareholders meetings of the Company shall take place on the Closing Date, as follows: (A) the first one, prior to the transfer of the Company Shares, whereby the Shareholders as shareholders of the Company, approve the performance of the outgoing directors of the Company; and (B) the second one, which occurs after the transfer of the Shares, whereby the Buyer modifies the composition of the board of directors of the Company, designating Paul E. Martin, Cameron Walbert and Nicolás Chiappara Algorta as board members of the Company. The outgoing board members of the Company shall gather the acceptance of the new board members of the Company in accordance with Section 380 of law 16,060, through a board meeting minute executed by both the outgoing and the new board members.
(iii)    The execution of an affidavit (Declaratoria) by the Company pursuant to Uruguayan Law 17,904 identifying the new composition of the board of directors of the Company.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Principal Shareholders jointly and severally (with respect to themselves and with respect to all Shareholders) represent and warrant to the Buyer Parties, and each Shareholder (other than the Principal Shareholders) severally but not jointly (pro rata to their respective Shareholder Percentage) represent and warrant to the Buyer Parties, that the statements contained below are true and correct as of the date hereof, except as set forth in the disclosure schedule (the “Disclosure Schedule”) delivered to the Buyer Parties, on the date hereof. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article III where it should be reasonably apparent that such disclosure relates to other such sections and subsections. When used herein, the term “to the knowledge of the Shareholders” or words of comparable import, means facts or circumstances (a) within the actual knowledge of the Knowledge Persons after having conducted a commercially reasonable inquiry, or (b) which should reasonably be expected to be known or otherwise discovered by such individuals during the performance of their ordinary duties.
3.01.    Organization; Qualification. Each Company Entity is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, which jurisdictions are listed on Schedule 3.01, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Entity is duly qualified and in good standing (with respect to any jurisdiction which recognizes such concept) to do business in each jurisdiction in which the nature of such Company Entity’s business and operations or the character or location of the properties and assets owned by it and used in such Company Entity’s business and operations makes such qualification necessary, which jurisdictions are listed on Schedule 3.01 and such jurisdictions are the only jurisdictions in which the nature of its business or operations or the ownership or leasing of its properties and assets makes qualification necessary, except where failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Buyer Parties true and complete copies of each Company Entity’s Charter Documents. No Company Entity is in violation of any of the provisions of its Charter Documents. Each Company Entity is solvent and able to pay its debts when they become due to be paid. Except as set forth on Schedule 3.01, no Company Entity holds or has, or has ever owned, held or had, directly or indirectly, any interest in any capital stock or other equity interests, or rights or obligation to acquire capital stock or other equity interests of any other Person. No Company Entity is, or has agreed to become, a member of any partnership (incorporated or unincorporated) or any unincorporated association, joint venture or consortium. Except as set forth on Schedule 3.01, there are no outstanding powers of attorney executed by or on behalf of a Company Entity.
3.02.    Capital Structure.
(a)    Equity Interests. As of the date hereof, the authorized capital stock of the Company consists of 16,481,119.79 Company Shares. At the date hereof, there are 16,481,119.79 Company Shares, all of which are owned by the Shareholders and in the amounts as set forth on Schedule 3.02(a), and there are no other issued or outstanding shares of capital stock of the Company. All of the Company Shares are held beneficially and of record by the Shareholders set forth on Schedule 3.02(a) free and clear of all Encumbrances. All of the Company Shares have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any preemptive rights. All of the Company Shares have been issued in compliance with all Applicable Laws. With respect to each Company Entity other than the Company: (i) the authorized equity interests of such Company Entity are set forth on Schedule 3.02(a); (ii) there are no other issued or outstanding shares of capital stock of such Company Entity; (iii) all of the issued and outstanding equity interest of such Company Entity are held beneficially and of record by the Company, free and clear of all Encumbrances; (iv) all of the issued and outstanding equity interests of such Company Entity have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any preemptive rights; and (v) all of such equity interests have been issued in compliance with all Applicable Laws.
(b)    Agreements. Except as set forth on Schedule 3.02(a) or Schedule 3.02(b), there are no outstanding securities convertible into or exchangeable or exercisable for Company Shares or other equity interests or ownership interest of any Company Entity, or options, warrants or other rights to acquire capital stock or other equity interest or ownership interests in Company Entity. Neither the Company Shares nor any other equity interests or ownership interest of any Company Entity is subject to any voting trust agreement or any other Contract relating to the acquisition (including rights of first refusal or preemptive rights), registration under any Applicable Laws, voting, dividend rights or disposition. Other than the Shareholders, no other Person shall have any claim to or interest in any of the Total Consideration paid by the Buyer Parties hereunder.
3.03.    Authority and Due Execution.
(a)    Authority. The Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated in this Agreement and the other Transaction Documents to which the Company is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party or to consummate the transactions contemplated hereby or thereby.
(b)    Due Execution. This Agreement and each other Transaction Document to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming due execution and delivery by the Buyer Parties and any other party hereto and thereto (other than the Company), this Agreement and each other Transaction Document to which the Company is a party, constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including without limitation all Applicable Laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3.04.    Non-Contravention; Consents.
(a)    Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party do not, and the performance of this Agreement and the other Transaction Documents by the Company will not (i) conflict with or violate the Charter Documents of any Company Entity, (ii) conflict with or violate any Applicable Laws, or (iii) result in any breach or violation of or constitute a default (or any event, which, with notice or lapse of time, or both would constitute a default) under, alter the rights or obligations of any third party under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any asset of a Company Entity pursuant to any Material Contract to which a Company Entity is a party or otherwise subject, except as set forth in Schedule 3.04(b).
(b)    Consents. Except as set forth on Schedule 3.04(b), no Consent is required to be obtained under any Material Contract in connection with the execution, delivery or performance by the Company of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby and thereby.
3.05.    Material Contracts.
(a)    Schedule 3.05(a) sets forth a list of all Material Contracts, including the name of the parties thereto (including the applicable Company Entity), the date of each such Material Contract and each amendment thereto. Except as set forth on Schedule 3.05(a), (i) each Material Contract is legal, valid and binding upon the applicable Company Entity and, to the knowledge of the Shareholders, on the other parties thereto and in full force and effect, (ii) the applicable Company Entity has performed all material obligations required to be performed by it to date (or to the extent of any breach, the same has been remedied) and is entitled to all material benefits under each such Material Contract, (iii) the applicable Company Entity is not, and to the knowledge of the Shareholders, no other party is in breach or default in any material respect under any Material Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material breach or default of the applicable Company Entity under any Material Contract, (v) the applicable Company Entity has not received written notice within the past 12 months that any party to a Material Contract intends to terminate such Material Contract, and (vi) the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is a party will not give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract. The Company has provided to the Buyer Parties true and complete copies of all Material Contracts including all amendments, terminations and modifications thereof.
(b)    No Material Contract: (i) was entered into on the basis that the applicable Company Entity constituted, or asserted that it is, was or will be, a minority business, a disadvantaged business enterprise, or a woman-owned business enterprise or was entitled to any preferential or set aside status afforded by Applicable Law; (ii) entitles the applicable Company Entity to any benefit as a result of the applicable Company Entity’s actual or asserted status as a minority business, a woman-owned business enterprise, a disadvantaged business enterprise, or other preferential status afforded by Applicable Law; or (iii) contains a representation, warranty, covenant or requirement that the applicable Company Entity is, was or will be a minority business, a woman-owned business enterprise, or a disadvantaged business enterprise, or entitled to other preferential status afforded by Applicable Law.
3.06.    Title to Assets; Sufficiency.
(a)    Each Company Entity has good and marketable title to, or valid leasehold interests in, all of the assets owned, held or used by such Company Entity (other than any licensed or leased assets, as to which such Company Entity has valid licenses or leasehold interests) and owns all of such assets (including such licenses or leasehold interests) free and clear of any Encumbrances, other than Permitted Encumbrances. Such assets constitute all of the assets necessary or used to conduct the business of such Company Entity as it is presently conducted. No such asset is owned by any other Person without a valid and enforceable right of such Company Entity to use and possess such assets.
(b)    Schedule 3.06 lists all material items of Personal Property owned or leased by a Company Entity. Such Personal Property is adequate for the conduct of the business of such Company Entity as currently conducted and in good operating condition, regularly and properly maintained, subject to normal wear and tear. Each Company Entity has sole and exclusive ownership of, free and clear of any Encumbrances other than Permitted Encumbrances, and the valid right to use, unrestricted by contract, all of its customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of such Company Entity and their transaction of business with such Company Entity, in each case except as prohibited or restricted by Applicable Law. No Person other than a Company Entity possesses any licenses, claims or rights with respect to the use of any such customer information owned by a Company Entity.
(c)    The computer software, hardware, systems, databases and information technology services used in the operation of the Company Entities’ business (the “Computer System”) are sufficient, in all material respects, for the immediate needs of such business, including any remote work arrangements implemented in response to or as a result of the COVID-19 pandemic and restrictions imposed or recommended by any applicable Governmental Entity in response to such pandemic. The Company Entities have arranged for disaster recovery or back-up data processing services reasonable to meet the Company Entities’ data processing needs in all material respects in the event the Computer System or any of its material components is rendered temporarily or permanently inoperative as a result of a natural or other disaster, and is tested at least on an annual basis. The Computer System has not suffered any failures, errors or breakdowns in the Computer System within the past 12 months that have caused any substantial disruption or material interruption in the Company Entities’ business. Each Company Entity has taken Commercially Reasonable Efforts to protect and maintain the security, operation and integrity of the material Computer Systems, and all information stored or contained therein or transmitted thereby. Each Company Entity has taken Commercially Reasonable Efforts to ensure that all such Computer Systems (i) are free from any bug, virus or programming, design or documentation error or corruption or material defect that could reasonably be expected to result in a substantial disruption or interruption in such Company Entity’s business, and (ii) are fully functional and operate and run in a reasonable and efficient business manner. Such Computer Systems are sufficient for the conduct of the Company Entities’ business as currently conducted.
3.07.    Financial Statements; Indebtedness.
(a)    Attached as Schedule 3.07(a) are true and complete copies of the (i) audited consolidated financial statements of the Company Entities (consisting of the statement of financial position, statement of profit and loss, statement of comprehensive income, statement of changes in equity and statement of cash flows) as of and for the years ended December 31, 2020 and 2019, and (ii) the unaudited consolidated financial statements of the Company Entities (consisting of the statement of financial position, statement of profit and loss, statement of changes in equity and statement of cash flows) as of and the eight-month period ended August 31, 2021 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with the Accounting Principles (except that the interim Financial Statements do not contain all notes required by the Accounting Principles and the interim Financial Statements are subject to normal year-end adjustments which will not be material in amount in the aggregate) consistently applied and in accordance with historic past practices throughout the periods involved and fairly present in all material respects the financial position and results of operations of the Company Entities as of the dates, and for the periods, indicated therein.
(b)    Except as set forth in the Financial Statements, no Company Entity has any material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statements, (ii) liabilities under Contracts incurred in the ordinary course of business which are not required under the Accounting Principles to be reflected in the Financial Statements and (iii) any debts, liabilities or obligations arising out of the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is a party. For all periods covered by the Financial Statements, the Company Entities have maintained a standard system of accounting established and administered in accordance with the Accounting Principles. No Company Entity has any Personal Property, assets, accounts or monies owed subject to the unclaimed property laws of any state or other jurisdiction.
(c)    No Company Entity has, or is otherwise subject to, any Indebtedness of any type (whether accrued, absolute, contingent, matured, unmatured or other and whether or not required to be reflected in the Financial Statements) that is not fully reflected on Schedule 3.07(c). Schedule 3.07(c) lists each item of Indebtedness identifying the applicable Company Entity, creditor including name and address, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the Business Day immediately prior to the date hereof. With respect to each item of Indebtedness, the applicable Company Entity is not in default, no payments are past due, and to the knowledge of the Shareholders, no circumstance exists that, with notice, the passage of time or both, could constitute a default by such Company Entity under any item of Indebtedness. No Company Entity has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. Except as provided on Schedule 3.07(c), the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness. No Company Entity is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person including any other Company Entity. As of the Closing Date, the Company Entities will have repaid all Indebtedness. All amounts payable under the PPP Loan Note have been forgiven in accordance with the terms thereof, and no Company Entity has any further Liability thereunder.
3.08.    Absence of Certain Changes or Events. Except as set forth on Schedule 3.08, since December 31, 2020, each Company Entity has conducted its business in the ordinary course of business and, without limiting the generality of the foregoing, there has not been any Company Material Adverse Effect since such date, and, to the knowledge of the Shareholders, no fact or condition specific to the Company Entities exists since such date which would reasonably be expected to have a Company Material Adverse Effect.

3.09.    Accounts Receivable. Schedule 3.09 sets forth all outstanding Accounts Receivable as of the date of this Agreement, with a range of days elapsed since the invoice date for each such Account Receivable, and the aggregate amount of reserves or allowances for doubtful accounts in the aggregate. All such Accounts Receivable are bona fide, arose in the ordinary course of business and are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns which are adequate. All such Accounts Receivable have been recorded in accordance with the Accounting Principles as reflected in the Financial Statements. None of such Accounts Receivable is subject to any factoring, purchase or other similar arrangement. Except as set forth on Schedule 3.09, none of such Accounts Receivable is subject to any material claim of offset or recoupment or counterclaim, subject to allowances and accruals for bad debt as reflected in the Financial Statements, and the Company has no knowledge of any specific facts that would reasonably be expected to give rise to any such claim. Except as set forth on Schedule 3.09, no material amount of such Accounts Receivable is contingent upon the performance by the applicable Company Entity of any obligation which will not have been performed in a satisfactory manner by such Company Entity prior to the Closing Date. Except as set forth on Schedule 3.09, no request or agreement for deduction, discount or delayed or deferred payment terms has been made with respect to any of such Accounts Receivable. No Company Entity has any fixed fee project with a customer that is expected to result in a net loss to such Company Entity which would require such Company Entity to treat the underlying arrangement as a “loss contract” under the Accounting Principles, except as set forth on Schedule 3.09 and to the extent the estimated loss from such arrangement is reflected in the Estimated Closing Date Balance Sheet.
3.10.    Business; Restrictions on Business Activities. Each Company Entity is and has always been engaged in the business of software strategy, design, architecture, engineering and development services, software migration services, mobility services, application enhancement services, application assessment services, user experience design services, visual design services, service design services, application management services, cloud services, DevOps services, infrastructure services, quality engineering services, quality assurance services, testing automation services, robotic process automation services, enterprise evolution services, process assessment services, tech assessment services, agile methodology services, business analysis & security services, innovation and trends services, artificial intelligence services, data science services, data manipulation services, data engineering services, data visualization services, data prediction services and technology staffing augmentation services. No Company Entity has engaged in any other business. No Company Entity has entered into any agreement and is not otherwise subject to any judgment, injunction, order or decree, under which such Company Entity is, or any Buyer Party or any of their respective Affiliates after the Closing would reasonably be expected to be, restricted from selling, licensing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market or otherwise having the effect of prohibiting or impairing any business practice of such Company Entity, any Buyer Party or any of their respective Affiliates, any acquisition or sale of property by such Person or the conduct of such Person’s business as currently conducted or proposed to be conducted, whether before or after the Closing.
3.11.    Legal Proceedings. There is no claim, action, suit or proceeding, or governmental inquiry or investigation, pending, or to the knowledge of the Shareholders, threatened, against any Company Entity, its assets, a Shareholder, in his capacity as such, or any officer, director, manager or employee of a Company Entity in his or her capacity as such, nor to the knowledge of the Shareholders is there any basis for any such claim, action, suit, proceeding, inquiry or investigation (except for any immaterial claim or complaint by a customer in the ordinary course of business). There is no judgment, decree or order against a Company Entity or adversely affecting a Company Entity which restricts such Person’s ability to conduct its business in any area where it is currently conducting such business. Schedule 3.11 lists all litigation that a Company Entity has pending or threatened against any other Person.
3.12.    Taxes.
(a)    (i) All Tax Returns which were required to be filed by a Company Entity have been duly and timely filed (taking into account any applicable extensions), (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included and all such Tax Items and any other provision in each such Tax Return is true, correct and complete in all material respects, (iii) all Taxes owed by a Company Entity which have become due have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return which should have been filed before the Closing Date or late payment of any such Tax, and (v) all Tax withholding and deposit requirements imposed on or with respect to a Company Entity have been satisfied in full in all respects. Each Company Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 (or any similar form or return or the equivalent thereof in any other relevant jurisdiction or under any relevant non-U.S. law or regulation, including any form required by DGI Resolutions 662/007 and 501/011) required with respect thereto have been properly completed and timely filed.
(b)    There are no Encumbrances on a Company Entity, its business or assets with respect to any Taxes (other than Permitted Encumbrances). There are no ongoing, pending or to the knowledge of the Shareholders, threatened audits, investigations, claims, proposals or assessments for or relating to any Taxes or Tax Returns of a Company Entity relating to its business or assets. There are no matters under discussion with any Tax Authority with respect to Taxes or Tax Returns of a Company Entity that could result in any additional amount of Taxes with respect to its business or assets.
(c)    Schedule 3.12(c): (i) lists all U.S. federal, national, state, district, municipal, local and non-U.S. Tax Returns filed with respect to the Company Entities for annual taxable periods ended on or after December 31, 2015 and the monthly tax returns for VAT for the past 12 months; (ii) indicates those Tax Returns that have been audited; (iii) indicates those Tax Returns that are currently the subject of audit; (iv) indicates those Tax Returns whose audits have been closed; and (v) indicates those for which amendments were filed. The Company Entity has delivered to Parent true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by a Company Entity since December 31, 2015.
(d)    There is no claim against a Company Entity for any Taxes that remains unpaid, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to a Company Entity. There are no requests for rulings or determinations, or applications requesting permission for a change in accounting practices, in respect of Taxes of a Company Entity, pending with any Governmental Entity.
(e)    Except as set forth on Schedule 3.12(e), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to a Company Entity or any waiver of any statute of limitations or agreement for any extension of time for the assessment or payment of any Tax of or with respect to a Company Entity.
(f)    There are no Tax allocation, sharing or indemnity agreements or arrangements affecting the Company Entities (other than agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes). No Company Entity (i) has ever been a member of an affiliated, consolidated or unitary group (other than a group whose members are all Company Entities) or (ii) has liability for the Taxes of any Person jointly or severally (including, but not limited to, pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Applicable Law), as transferee or successor, by contract, as a result of any express or implied obligation to indemnify or pay the Tax obligations of another Person or under similar grounds (other than pursuant to agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes). All amounts payable with respect to (or by reference to) Taxes pursuant to those agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes have been timely paid in accordance with the terms of such agreements.
(g)    Accurately set forth in Schedule 3.12(g) is a list of all states, counties, cities and other taxing jurisdictions (whether non-U.S. or domestic) to which any Tax is properly payable by a Company Entity. No claim has ever been made in writing by any Tax Authority in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to taxation by that jurisdiction.

(h)    No Company Entity has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments in connection with the transaction contemplated by this Agreement, in each case, if such payment will not be deductible under Applicable Laws.
(i)    The aggregate amount of the unpaid Tax liabilities of the Company Entities for all Tax periods ending on or before the date of the most recent Financial Statements are reflected on the Financial Statements as of the dates thereof (excluding any reserves for deferred Taxes). The aggregate amount of the unpaid Tax liabilities of the Company Entities for all Pre-Closing Tax Periods (and, with respect to a Straddle Period, the portion of such Straddle Period ending on (and including) the Closing Date (determined in accordance with Section 6.02(c))) will not exceed the aggregate amount of the unpaid Tax liabilities of the Company Entities as reflected on such Financial Statements (excluding any reserves for deferred Taxes), as adjusted for the operations and transactions in the ordinary course of business of Company Entities for the period from the date of the most recent Financial Statements to and including the Closing Date consistent with the past custom and practice of Company Entities.
(j)    No Company Entity (i) is a party or subject to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for U.S. federal income Tax purposes, (ii) owns an interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of its direct or indirect equity holder (collectively, a “Flow-Thru Entity”), or (iii) is (or has ever been) a Flow-Thru Entity.
(k)    No Company Entity has been, in the past five years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law). During the last two years, no Company Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law).
(l)    No Buyer Indemnitee or any Company Entity (or any Affiliate thereof) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any: (i) change in accounting method requested or occurring on or prior to the Closing Date (or as a result of the use of an impermissible method) or an adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law); (ii) an agreement entered into with any Governmental Entity (including a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law)) executed on or prior to the Closing Date; (iii) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any corresponding or similar provision of state, local or non-U.S. Applicable Law); (iv) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any corresponding or similar provision of state, local or non-U.S. Applicable Law); (v) use on or prior to the Closing Date of the completed contract method of accounting, long term contract method of accounting or cash method of accounting; (vi) any prepaid amount received or paid on or prior to the Closing Date or deferred revenue realized or received on or prior to the Closing Date; (vii) transactions effected or investments made prior to the Closing that result in taxable income pursuant to Code Section 965 (or any corresponding or similar provision of state, local or non-U.S. Applicable Law); (viii) any gain recognition agreement to which any Company Entity is a party prior to the Closing under Code Section 367 (or any corresponding or similar provision of state, local or non-U.S. Applicable Law); or (ix) any COVID-19 Measure attributable to a Pre-Closing Tax Period.
(m)    No Buyer Indemnitee or any Company Entity (or any Affiliate thereof) will be required to include any amount in income pursuant to Section 965 of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law) or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law) for any Post-Closing Tax Period.

(n)    No Company Entity has deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5 (or any corresponding or similar provision of state, local or non-U.S. Applicable Law), or Sections 451(c), 455, 456 or 460 of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law) (irrespective of whether or not such deferral is elective).
(o)    No Company Entity has entered into any agreement or arrangement with any Tax Authority that requires such Company Entity (or any successor company) to take any action or to refrain from taking any action. No Company Entity is a party to any agreement with any Tax Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.
(p)    All payments by or to any Company Entity comply with all applicable transfer pricing requirements imposed by any Governmental Entity. Each Company Entity has maintained documentation required under Applicable Law for all material transactions subject to transfer pricing laws or regulations and has provided to the Buyer Parties accurate and complete copies of all such transfer pricing documentation prepared during the past five years.
(q)    Each Company Entity is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Tax Authority (collectively, a “Tax Incentive”). No Company Entity is subject to a Tax Incentive that will terminate (or be subject to a clawback or recapture) as a result of the transactions contemplated by this Agreement. There is no potential for any Tax Incentive that was realized on or prior to the Closing Date to be subject to recapture as a result of any actions or activities prior to the Closing Date.
(r)    There is no material property or obligation of the Company Entities, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable to any Governmental Entity under any Applicable Laws as of the date hereof or that may at any time after the date hereof become escheatable to any Governmental Entity under any Applicable Laws.
(s)    Each Company Entity is and has since its incorporation been resident for all Tax purposes only in its jurisdiction of incorporation. Schedule 3.12(s) lists each Company Entity’s status for U.S. federal income tax purposes, and whether an election has been made under Treasury Regulation Section 301.7701-3 with respect to the status of each Company Entity. No Company Entity has nor has ever had a branch, agency or permanent establishment outside of its jurisdiction of incorporation.
(t)    No Company Entity has (i) deferred the employer’s share of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act), or (ii) deferred any payroll tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to any COVID-19 Measure.
(u)    No Company Entity owns an interest in “United States real property” within the meaning of Section 897 of the Code. No Company Entity is subject to any gain recognition agreement under Section 367 of the Code. No Company Entity has an “overall foreign loss” within the meaning of Section 904(f) of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law). No Company Entity has participated in or cooperated with any international boycott within the meaning of Section 999 of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law).
3.13.    Employee Benefit Plans.
(a)    Schedule 3.13(a) contains a true and complete list of each Company Benefit Plan. With respect to each Company Benefit Plan, the Company has delivered to the Buyer Parties true and complete copies (as applicable) of the plan documents and summary plan descriptions, the most recent actuarial reports (including any estimates of retiree medical liabilities), and all related trust agreements, insurance contracts and other funding agreements associated with such Company Benefit Plan.

(b)    With respect to each Company Benefit Plan (and each related trust, insurance contract or fund), no event has occurred and there exists no condition or set of circumstances, in connection with which a Company Entity would be subject to any material liability under any Applicable Law.
(c)    All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Company Benefit Plan (or related trust or held in the general assets of the Company or accrued, as appropriate), as required by Applicable Law, and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Company Benefit Plan or accrued in accordance with the past custom and practice of the Company Entities.
(d)    Each Company Benefit Plan (and each related trust, insurance contract or fund) has in all material respects been administered and operated in material compliance with the terms of the applicable controlling documents and with the applicable provisions of all Applicable Laws. Each Company Benefit Plan (including any material amendments thereto) that is capable of approval by, or registration for or qualification for special tax status with, the appropriate taxation, social security or supervisory authorities in the relevant jurisdiction has received such approval, registration or qualification or there remains a period of time in which to obtain such approval, registration or qualification retroactive to the date of any material amendment that has not previously received such approval, registration or qualification.
(e)    Except as set forth on Schedule 3.13(e), no Company Entity maintains or contributes to, and has not ever maintained or contributed to, any Company Benefit Plan providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents that cannot be unilaterally terminated by the Company.
(f)    There are no unresolved claims or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute.
(g)    Except as set forth on Schedule 3.13(g), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, manager, officer, employee, independent contractor or consultant of a Company Entity to severance pay or any other payment; (ii) cause the payment of any premium, penalty or change of control payment required to be paid or offered as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents regardless if any such are actually paid; (iii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Company Benefit Plan.
3.14.    Employment Matters.
(a)    To the knowledge of the Shareholders, no Continuing Employee or Continuing Independent Contractor has any plan or intention to terminate employment or engagement with the applicable Company Entity within 90 days immediately following the Closing Date. Schedule 3.14(a) contains a true and complete list of all Persons employed by the Company Entities, separated by Company Entity (and no other Person has an outstanding offer of employment from a Company Entity as of the date of this Agreement), including the respective dates of hire of each, a description of material compensation arrangements (other than Company Benefit Plans set forth in Schedule 3.13(a)), a list of any other material agreements affecting such Persons, whether each such Person is actively at work or on inactive or leave status, the reason for such inactive or leave status, the date the inactive or leave status started, and the anticipated date of such Person’s return to work from such inactive or leave status.
(b)    As of this date, no Continuing Employee is party to or is bound by any agreement or commitment, or subject to any restriction, including agreements related to previous employment, containing confidentiality, non-compete or similar restrictive covenants, which now or in the future may adversely affect the business of the Company Entities or the performance by any of the Continuing Employees of their duties for the Company Entities or the Buyer Parties.
(c)    None of the employees of the Company Entities is represented by a labor or trade union, and no Company Entity is subject to any collective bargaining or similar agreement with respect to any of its employees. There is no labor dispute, strike, work stoppage or other labor trouble (including any organizational drive) against a Company Entity pending or, to the knowledge of the Shareholders, threatened.
(d)    Except as set forth on Schedule 3.14(d), no Company Entity, nor to the knowledge of the Shareholders, any employee or representative of a Company Entity has committed or engaged in any material breach of any Employment Laws or any other statute, contract or other obligation owed to employees or employee representatives in connection with the conduct of the Company Entities’ business, and there is no action, suit, claim, charge or complaint against a Company Entity pending or, to the knowledge of the Shareholders, threatened relating to any labor, statutory, contractual, safety or discrimination matters involving any employee of a Company Entity, including charges of breach of statute, Applicable Laws, Contract or other obligation owed to employees or employee representatives or discrimination complaints and no event or condition exists which is reasonably likely to result in any such matters, charges or complaints.
(e)    All of the Company Entities’ employees are employed without a fixed term. Each Company Entity is in compliance in all material respects with all employment and consulting agreements and in the past three years has not received any notice from an employee, consultant or contractor that any term of any such contract has been breached. No notice to terminate the contract of employment of any employee (whether given by the applicable Company Entity or by the employee) is pending, outstanding or, to the knowledge of the Shareholders with respect to notices sent by an employee, threatened.
(f)    Each individual in a consultant or independent contractor relationship with a Company Entity and the applicable Contract between the individual and the applicable Company Entity are set forth on Schedule 3.14(f). Each individual in a consultant or independent contractor relationship with a Company Entity is in fact an independent contractor and is not an employee, to the extent applicable under Applicable Law. There are no Contracts with any consultant or independent contractor other than those set forth on Schedule 3.14(f). Each independent contractor relationship with a Company Entity has been executed, delivered and performed by such Company Entity in compliance with all Applicable Laws and, to the knowledge of the Shareholders, each independent contractor party thereto has complied with all Applicable Laws in his, her or its execution, delivery and performance thereof. Each Company Entity is and has been in compliance, in all material respects, with all Workers’ Compensation Acts. Except as set forth on Schedule 3.14(f), there are no agreements, promises or commitments providing for cash or other compensation or benefits to any employee as a result of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.
(g)    To the knowledge of the Shareholders, none of the Continuing Employees has, within the last five years, been convicted of or plead guilty to any crime constituting a felony or involving dishonesty, false statement, theft, fraud, or sexual misconduct.
3.15.    Applicable Laws; Anti-Bribery and Anti-Corruption; Data Privacy; Permits.
(a)    No Company Entity is in conflict with, or in default or in violation of, any Applicable Laws in any material respect. Each Company Entity has complied, and is in compliance, with all restrictions imposed or recommended by any Governmental Entity in response to the COVID-19 pandemic. No investigation or review by any Governmental Entity is pending, or to the knowledge of the Shareholders, has been threatened, against a Company Entity. There is no agreement, commitment, judgment, injunction, order or decree by or with any Governmental Entity binding upon a Company Entity (except for any Applicable Law which applies generally to companies in the Company Entities’ industries) or adversely impacting its assets. Each Company Entity is in compliance with all statutory and regulatory requirements under applicable anti-terrorism and anti-money laundering laws. No Company Entity has received any communication that alleges that such Company Entity or any of its representatives, employees and other agents is in violation of, or has liability under any such laws in relation to such Company Entity.
(b)    No Company Entity nor, to the knowledge of the Shareholders, any director, officer, agent, employee or Affiliate or any other Person acting on behalf of a Company Entity has (i) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”); (ii) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any third party including a “foreign official” (as such term is defined in the FCPA); (iii) violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions or any other applicable anti-bribery or anti-corruption law; (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (v) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity.
(c)    Each Company Entity has complied in all material respects with all Applicable Laws (including the General Data Protection Regulation (EU) 2016/679 (GDPR), Uruguayan Law 18,331 and regulatory decrees or any corresponding or equivalent national laws or regulations), as well as its own rules, policies and procedures, relating to privacy, data protection, and the collection, retention, protection, and use of Personal Information collected, used, or held for use by the Company Entities. No Company Entity has received any written notice or allegation regarding such Company Entity’s collection, use or disclosure of Personal Information. Except as set forth on Schedule 3.15(c), no breach, security incident or violation of any data security rule, policy or procedure in relation to a Company Entity’s data has occurred or is threatened, and there has been no unauthorized or illegal processing of any Company Entity’s data. No circumstance has arisen in which Applicable Law would require a Company Entity to notify a Governmental Entity or other third party of a data security breach.
(d)    Each Company Entity holds, to the extent required by Applicable Law, all Permits required for the operation of the business of such Company Entity as presently conducted. Schedule 3.15(d) is a complete list of all such Permits. No suspension or cancellation of any such Permit is pending or, to the knowledge of the Shareholders, threatened, and each Company Entity is in compliance in all material respects with the terms of the Permits.
(e)    Except as set forth on Schedule 3.15(e), no Company Entity, nor any of its officers, directors, managers or employees, nor, to the knowledge of the Shareholders, any agent or other third party representative acting directly or indirectly on behalf of, or pursuant to a Contract with, a Company Entity, is currently or since January 1, 2016 has been: (A) a Sanctioned Person, (B) organized, resident or located in a Sanctioned Country, (C) engaging, directly or indirectly, in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, or (D) otherwise in violation of applicable Sanctions Laws.
(f)    No Company Entity nor, to the knowledge of the Shareholders, any director, manager, officer, agent, employee or affiliate or any other person acting on behalf of a Company Entity has been: (i) convicted of, charged with or, to the knowledge of the Shareholders, investigated for, or has engaged in conduct that would constitute, an offense related to any Government Program; or (ii) excluded from participating in any Government Program, subject to sanction pursuant to 42 U.S.C. § 1320a-7a or § 1320a-8, convicted of a crime described at 42 U.S.C. § 1320a-7b, or debarred or suspended from any federal or state procurement or nonprocurement program by any Governmental Entity, nor are any such exclusions, sanctions, charges, debarments or sanctions pending or, to the knowledge of the Shareholders, threatened.
(g)    The Company has provided to the Buyer Parties accurate and complete copies of the compliance policies and procedures and privacy notices of each Company Entity relating to Information Privacy or Security Laws.
(h)    No Company Entity (i) is, to the knowledge of the Shareholders, under investigation by any Governmental Entity for a violation of any Information Privacy or Security Law relating to its ownership or operation of the business or its assets, and (ii) has received any written notices from any Governmental Entity relating to any such violation.
(i)    No Company Entity has acted in any manner, and to the knowledge of the Shareholders, there has not been any incident involving a Company Entity, that would trigger a notification or reporting requirement under any HIPAA business associate agreement or any Information Privacy or Security Law, including a breach with respect to any Unsecured Protected Health Information (as such terms are defined in 45 C.F.R. § 164.402).
(j)    The Shareholders have provided true, correct and complete information for incorporation into the notification to the Colombian Superintendency of Industry and Commerce regarding the transactions contemplated by this Agreement.
3.16.    Product Warranties; Services. Schedule 3.16 sets forth (a) a description of the express or implied warranties, written or oral, if any, with respect to the products or services of the Company Entities, (b) a description of each outstanding warranty claim that has been made (and has not been satisfied as of the date of this Agreement) by any of the Company Entities’ customers with respect to products or services provided to such customer by any Company Entity prior to the date of this Agreement, and (c) the status of any work performed by a Company Entity to satisfy any such claims. The Company has no knowledge of any specific facts that would reasonably be expected to give rise to any warranty liabilities in the future. All warranties of the Company Entities with respect to their products and services are set forth on Schedule 3.16, and no Company Entity has made any oral warranty.
3.17.    Customers and Suppliers.
(a)    Schedule 3.17(a) lists each Company Entity’s customers, separated by Company Entity, for the fiscal years ended December 31, 2020 and for the eight-month interim period ended August 31, 2021, and sets forth opposite the name of each such customer the dollar amount of sales attributable to such customer for such periods. The applicable Company Entity has a fully executed Contract or other evidence of agreement, purchase order or invoice with each such customer. Except as set forth on Schedule 3.17(a), no Company Entity is engaged in any material dispute with any current customer, to the knowledge of the Shareholders, no event or condition exists which would reasonably be likely to result in such a material dispute, no such customer has notified the applicable Company Entity within the past 12 months that it intends to terminate or materially reduce its business relations with such Company Entity and to the knowledge of the Shareholders, no customer intends to file for bankruptcy or similar reorganization; provided, however, that the Company makes no representation or warranty, express or implied, that any such customer will remain as a customer of the Company Entities after the Closing Date or will not terminate or reduce its business relations with the Company Entities after the Closing.
(b)    Schedule 3.17(b) lists each Company Entity’s material vendors, separated by Company Entity, for the fiscal years ended December 31, 2020 and for the eight-month interim period ended August 31, 2021. No Company Entity is engaged in any material dispute with any current vendor, to the knowledge of the Shareholders, no event or condition exists which would reasonably be likely to result in such a dispute, and no such vendor has notified the applicable Company Entity in the past 12 months that it intends to terminate or materially reduce its business relations with such Company Entity; provided, however, that the Company makes no representation or warranty, express or implied, that any such vendor will remain as a vendor of the Company Entities after the Closing Date or will not terminate or reduce its business relations with the Company Entities after the Closing.
(c)    Schedule 3.17(c) lists all Backlog of each Company Entity as of the date hereof, on a customer-by-customer basis.
3.18.    Properties. No Company Entity owns or has ever owned any real property. Schedule 3.18 sets forth a list of all real property currently leased by a Company Entity or otherwise used or occupied by a Company Entity (the “Leased Real Property”), the applicable Company Entity, the name of the lessor, the date of the lease, the term of the lease and each amendment thereto and the aggregate annual rent payable under any such lease. The Company has delivered to the Buyer Parties true, correct and complete copies of all leases, lease guaranties, subleases or other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”). The consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not affect the rights of the Company Entities to the continued use and possession of the Leased Real Property. The Leased Real Property is in good operating condition and repair, free from material structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Each Company Entity has, at all times, complied with the terms of occupancy and use of the Leased Real Property. No Company Entity has received any written notice of: (a) violations of building codes or zoning ordinances or other governmental or regulatory Applicable Laws affecting the Leased Real Property; (b) existing, pending or threatened condemnation proceedings affecting the Leased Real Property; or (c) existing, pending or threatened zoning, building code or other moratorium proceedings or similar matters which, in each case of clauses (a) through (c), could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of the Leased Real Property has been damaged or destroyed by fire or other casualty. The Leased Real Property is sufficient for the continued conduct of the Company Entities’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct such business as currently conducted.
3.19.    Insurance. The Company has provided to the Buyer Parties true and complete copies of all policies of insurance of the Company Entities currently in effect, a list of which is attached as Schedule 3.19. All of the policies relating to insurance maintained by the Company Entities (or any comparable policies entered into as a replacement thereof) are in full force and effect, and no Company Entity has received any notice of cancellation with respect thereto. No Company Entity has any liability for unpaid premium or premium adjustments for such policies of insurance not properly reflected in the Financial Statements. All claims by a Company Entity under any such policy or bond have been duly and timely filed. Schedule 3.19 describes any self-insurance arrangements affecting the Company Entities.
3.20.    Intellectual Property.
(a)    Each Company Entity owns, is licensed or otherwise possesses legally transferable and enforceable rights to use all Intellectual Property which is necessary for the conduct of, or used in, the business of such Company Entity as presently conducted, and such rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party. Except as set forth on Schedule 3.20(a), no Company Entity has licensed any Intellectual Property owned by such Company Entity, including in source code form, to any Person or entered into any exclusive or non-exclusive licenses or agreements relating to any Intellectual Property owned by such Company Entity with any Person.
(b)    Schedule 3.20(b) sets forth a true, correct and complete list, separated by Company Entity, of (i) all computer programs (source code or object code) owned by a Company Entity (collectively, the “Owned Software”), and (ii) all computer programs (source code or object code) licensed to a Company Entity by any third party (other than any off-the-shelf computer program that is so licensed under a shrink wrap or click-through license) that is material to the business of a Company Entity as presently conducted (collectively, the “Licensed Software” and, together with the Owned Software, the “Software”). Each Company Entity has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use or otherwise exploit, all versions and releases of its Owned Software and all copyrights thereof, free and clear of all Encumbrances. Each Company Entity is in actual possession of the source code and object code for each computer program included in its Owned Software. Each Company Entity is in actual possession of the object code and user manuals (if any) for each computer program included in its Licensed Software. No Person other than a Company Entity has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof. Each Company Entity has adequately documented, maintained and organized the materials and information related to, associated with or used or produced in the development or performance of its Software, including source code, internal notes and memos, technical and design documentation, compiler information, drawings, flow charts, diagrams, schematics, source language statements, such that a reasonably competent programmer, engineer, consultant or contractor could understand, use, compile, maintain, support, modify and provide (as applicable) the Software.
(c)    Except as set forth on Schedule 3.20(c), the Owned Software does not contain any open source or public library software (such as, but not limited to, software licensed under the GNU General Public License, the GNU Lesser General Public License, BSD License, Apache or Open LDAP Public License) (collectively, “Open Source Software,” and all licenses under which such Open Source Software is used is herein, collectively, the “Open Source Licenses”). Except as set forth on Schedule 3.20(c), (i) the applicable Company Entity has complied with all of the requirements of the Open Source Licenses, including all notice requirements of the Open Source Licenses, (ii) none of the Open Source Software as incorporated in any Software has been modified by a Company Entity, and (iii) no Company Entity is required to provide any source code for any Software to any Person pursuant to any of the Open Source Licenses or as a result of using any of the Open Source Software.
(d)    Schedule 3.20(d) sets forth a true and complete list, separated by Company Entity, of (i) all patents and patent applications, all unexpired registered and unregistered trademarks, tradenames, service marks and copyrights and all mask works included in the Intellectual Property of the Company Entities, showing the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance or registration has been filed, (ii) all licenses, sublicenses and other agreements to which a Company Entity is a party and pursuant to which any Person is authorized to use any Intellectual Property of the Company and (iii) all third-party patents, trademarks or copyrights including Licensed Software (collectively, “Third Party Intellectual Property Rights”) that are incorporated in, are or form a part of any product or service offering of the Company Entities, including products or service offerings that are currently under development, and each Company Entity has entered into legally enforceable licenses, sublicenses or other agreements authorizing the use of such Third Party Intellectual Property Rights by such Company Entity, each of which, other than Contracts entered into with customers of the Company Entities in the ordinary course of business, is listed on Schedule 3.20(d). The Company has delivered to the Buyer Parties true and complete copies of all such agreements listed on Schedule 3.20(d), including all amendments, terminations and modifications thereof.
(e)    To the knowledge of the Shareholders, there is no, and there has not been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of the Company Entities by any third party, including any employee or former employee of the Company Entities. To the knowledge of the Shareholders, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of any third party by the Company Entities or by any employee of the Company Entities. There is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation of any Third Party Intellectual Property Rights by the Company Entities or, to the knowledge of the Shareholders, by any employee or former employee of the Company Entities. No Company Entity has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property or any Third Party Intellectual Property Rights, except for indemnification clauses in Contracts entered into with customers or vendors of such Company Entity in the ordinary course of business.
(f)    No Company Entity is, or as a result of the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of any transaction contemplated hereby or thereby, will be, in material breach of any license, sublicense or other agreement relating to the Intellectual Property owned by a Company Entity or Third Party Intellectual Property Rights.
(g)    All patents, registered trademarks, service marks and copyrights held by the Company Entities are valid, enforceable and subsisting. No loss or expiration of any of the Company Entities’ Intellectual Property rights is pending, reasonably foreseeable or, to the knowledge of the Shareholders, threatened, except for patents, trademarks, service marks or other intellectual property expiring at the end of their statutory term. None of the Intellectual Property rights of the Company Entities is invalid or unenforceable in whole or in part. No Company Entity (i) has been sued in any action, suit or proceeding that involves, or has otherwise been notified of, an objection or claim of infringement of any of its Intellectual Property or any patents, trademarks, service marks or copyrights or violation of any trade secret or other proprietary right of any third party, (ii) has knowledge that the manufacturing, marketing, licensing or sale of its products or service offerings infringes, or is claimed to infringe, any Intellectual Property of any third party and (iii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.
(h)    Each Company Entity has entered into valid written assignments from all Persons who contributed to the creation or development of the Intellectual Property of such Company Entity of the rights to such contributions that are not already owned by such Company Entity by operation of law. Each of the Continuing Employees has duly executed the applicable Company Entity’s standard form of employee agreement applicable to such Company Entity employees. Each of the Continuing Independent Contractors have duly executed an independent contractor agreement and non-disclosure agreement substantially similar to the applicable Company Entity’s standard form of independent contractor agreement and standard form of non-disclosure agreement applicable to independent contractors. Each such employee agreement, independent contractor agreement and non-disclosure agreement is legal, valid, and to the knowledge of the Shareholders, binding on the Persons party thereto.
(i)    Each Company Entity has taken commercially reasonable steps to protect and preserve the confidentiality of all Intellectual Property of the Company Entities not otherwise protected by patents, patent applications or copyright (collectively, “Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by a Company Entity by or to a third party has been pursuant to the terms of a written agreement between such Company Entity and such third party. All use, disclosure, or appropriation of Confidential Information not owned by a Company Entity has been pursuant to the terms of a written agreement between such Company Entity and the owner of such Confidential Information or is otherwise lawful.
3.21.    Transactions with Related Parties. Except as set forth on Schedule 3.21, no manager, officer or director of a Company Entity or a Shareholder, any of his, her or its Affiliates or members of his or her immediate family (father, mother, stepparent, spouse, siblings, descendants or step-children), nor to the knowledge of the Shareholders, any employee of a Company Entity, or any of his or her Affiliates or members of his or her immediate family (as described above), has any direct or indirect ownership interest in (a) any Person with which a Company Entity is affiliated or with which a Company Entity has a business relationship (including, but not limited to, any contractor relationship between such Person and a Company Entity) or (b) any Person that competes with a Company Entity (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly-traded companies that may compete with a Company Entity). Except as set forth on Schedule 3.21 (the “Related Party Transactions”), no manager, officer or director of a Company Entity or a Shareholder, any of his, her or its Affiliates or members of his or her immediate family (father, mother, stepparent, spouse, siblings, descendants or step-children), nor to the knowledge of the Shareholders, any employee of a Company Entity, or any of his or her Affiliates or members of his or her immediate family (as described above), is, directly or indirectly, a party to or interested in any Contract with a Company Entity or any of its Affiliates. The Related Party Transactions, if any, were each entered into on an arm’s-length basis on terms no less favorable to the applicable Company Entity than any Contract entered into by such Company Entity with Persons other than an officer, shareholder, member, manager or director of a Company Entity or a Shareholder, or any member of his or her immediate family. There are no loans by a Company Entity to any Shareholder other than the Shareholder Loans.
3.22.    Brokers’ and Finders’ Fees. Except for the fees, expenses and costs of Clearsight Advisors, no Company Entity has incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which a Company Entity is a party or any transaction contemplated hereby or thereby.
3.23.    Bank Accounts. Schedule 3.23 lists the identity, location, account numbers and authorized signatories of all bank accounts and lock boxes maintained by a Company Entity at banks, trust companies, securities firms or other brokers or financial institutions.

3.24.    Books and Records. The minute books of the Company Entities contain records of all meetings and other corporate actions of the shareholders, members and board of directors or managers (including committees thereof) of the Company Entities that are complete and accurate in all material respects. The stock ledgers of the Company Entities are complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock or other equity interests of the Company Entities. True and complete copies of the minute books and the stock ledgers of the Company Entities have been made available to Parent. The original minute books and stock ledger of each Company Entity will be maintained at such Company Entity’s principal office at Closing. The Business Records of the Company Entities are complete and accurate in all material respects except for records destroyed in the ordinary course of business pursuant to a written policy of a Company Entity consistently applied. The Company has delivered or made available true and complete copies of each document that has been reasonably requested in writing by the Buyer Parties or its counsel in connection with its legal, accounting, financial and general business review of the Company Entities, including, but not limited to those set forth on Schedule 3.24.
3.25.    Environmental Matters.
(a)    Each Company Entity is and has at all times been in compliance with all Environmental Laws in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the knowledge of the Shareholders, threatened) by any Person against such Company Entity alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials. Each Company Entity has obtained, and is and has at all times been in compliance in all material respects with all of the terms and conditions of, all Permits, licenses and other authorizations that are required under any Environmental Law and has at all times complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any Environmental Law.
(b)    To the knowledge of the Shareholders, no physical condition exists on or under any property that may have been caused by or impacted by the operations or activities of the Company Entities that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to person or property as a result of such physical condition.
(c)    All properties and equipment used in the business of the Company Entities are and have been free of Hazardous Materials, except for batteries, computers and other items normally found in an office.
(d)    The Company has provided to the Buyer Parties true and complete copies of all internal and external environmental audits and studies in its possession or control, if any, relating to the Company Entities and its operations and activities including the Leased Real Property and all correspondence on substantial environmental matters relating to the Company Entities and its operations and activities including the Leased Real Property.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDERS
Each Shareholder, solely with respect to such Shareholder, represents and warrants to the Buyer Parties that the statements contained below are true and correct as of the date hereof.
4.01.    Natural Person and Spousal and Partner Consent. Such Shareholder is a natural person and that his applicable spouse or domestic partner, if any, each of which is listed in Schedule 4.01, has consented to the sale, transfer and delivery of the Company Shares pursuant to this Agreement.
4.02.    Company Shares. Such Shareholder has good and valid title to and unrestricted power to vote and sell, free and clear of all Encumbrances, the number and type of Company Shares set forth opposite Shareholder’s name on Schedule 3.02(a). Such Shareholder is not a party to any option, warrant, purchase right or other Contract or commitment other than this Agreement that would require Shareholder to sell, transfer or otherwise dispose of any capital stock of the Company, or that gives any other Person any rights with respect to the capital stock of the Company owned by Shareholder. Such Shareholder is not a party to any voting trust agreement or any other Contract relating to the acquisition (including rights of first refusal or preemptive rights), registration under the Applicable Laws, voting, dividend rights or disposition with respect to Shareholder’s capital stock of the Company, except for the rights stipulated in the Shareholders’ Agreement (which is terminated hereby).
4.03.    Authority and Due Execution.
(a)    Authority. Such Shareholder has all requisite capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Shareholder is a party, and to perform his, her or its obligations hereunder and thereunder and to consummate the transactions contemplated in this Agreement and the other Transaction Documents to which the Shareholder is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Shareholder is a party, and the consummation by the Shareholder of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Shareholder and no other proceeding on the part of the Shareholder is necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Shareholder is a party or to consummate the transactions contemplated hereby or thereby.
(b)    Due Execution. This Agreement and each other Transaction Document to which the Shareholder is a party have been duly and validly executed and delivered by the Shareholder and, assuming due execution and delivery by the Buyer Parties and any other party hereto and thereto (other than the Shareholder), this Agreement and each other Transaction Document to which the Shareholder is a party, constitutes the valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including without limitation all Applicable Laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
4.04.    Non-Contravention; Consents.
(a)    Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents to which the Shareholder is a party do not, and the performance of this Agreement and the other Transaction Documents by the Shareholder will not (i) conflict with or violate any Applicable Laws, or (ii) result in any breach or violation of or constitute a default (or any event, which, with notice or lapse of time, or both would constitute a default) under, alter the rights or obligations of any third party under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on the Shareholder’s capital stock of the Company pursuant to any material Contract to which the Shareholder is a party or otherwise subject.
(b)    Consents. No Consent (which has not been previously or is hereby obtained) is required to be obtained in connection with the execution, delivery or performance by the Shareholder of this Agreement or any other Transaction Document by the Shareholder or the consummation of the transactions contemplated hereby and thereby. Each Shareholder consents to each other Shareholder executing the Transaction Documents.
4.05.    Legal Proceedings. There is no claim, action, suit or proceeding, or governmental inquiry or investigation, pending, or to the knowledge of the Shareholder, threatened, against the Shareholder in his, her or its capacity as such.
4.06.    No Other Representations or Warranties. Except for the representations and warranties expressly given in Article III, this Article IV, Section 6.01 or elsewhere expressly given in any Transaction Document, none of the Shareholders, the Company, the Company Entities nor any other person makes any other express or implied (including any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the Company and the Company Entities’ assets) representation or warranty on behalf of the Shareholders or the Company or the Company Entities, including any representation or warranty as to the accuracy or completeness of any information regarding the Company Entities furnished or made available to the Buyer Parties and its representatives (including the Confidential Information Presentation dated May 2021) any information, documents or materials delivered or made available to the Buyer Parties, management presentations or in any other form in expectations of the transactions contemplated hereby or as to the further revenue, profitability or success of the Company Entities, or any representation or warranty arising from statute or otherwise in law. It is understood that any estimates, forecasts, projections or other predictions and any other information or materials that have been provided or made available to the Buyer Parties or any of their Affiliates or their respective representatives (including any presentation by Shareholders or management of the business) are not, and shall not be deemed to be, representations and warranties of the Shareholders, the Company, the Company Entities or any of their Affiliates or any of their respective representatives.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER PARTIES
The Buyer Parties represent and warrant, jointly and severally, to the Shareholders that the statements contained below are true and correct.
5.01.    Organization, Standing and Power. Each Buyer Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each Buyer Party has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
5.02.    Authority. Each Buyer Party has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which a Buyer Party is a party and the consummation by the Buyer Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer Parties and no other proceedings on the part of the Buyer Parties are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which a Buyer Party is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and each other Transaction Document to which a Buyer Party is a party have been duly and validly executed and delivered and, assuming due execution and delivery by the Shareholders and any other party hereto and thereto (other than a Buyer Party), this Agreement and each other Transaction Document to which a Buyer Party is a party, constitutes the valid and binding obligations of the applicable Buyer Party enforceable against it in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including without limitation all Applicable Laws relating to fraudulent transfers), moratorium or similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.03.    Non-Contravention and Consents.
(a)    The execution and delivery of this Agreement and the other Transaction Documents to which a Buyer Party is a party do not, and the performance of this Agreement and the other Transaction Documents by the Buyer Parties will not (i) conflict with or violate the Charter Documents of a Buyer Party, (ii) conflict with or violate any Applicable Laws, or (iii) result in any breach or violation of or constitute a default (or any event, which with notice or lapse of time, or both would constitute a default) under, alter the rights or obligations of any third party under, or give to others any right of termination, amendment, acceleration or cancellations of, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of a Buyer Party pursuant to any material agreement to which a Buyer Party or its Affiliates is a party or otherwise subject, except in the case of clause (iii) where such violation, conflict or breach would not reasonably be expected (A) to have a Parent Material Adverse Effect or (B) otherwise adversely affect a Buyer Party’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
(b)    No Consent is required to be obtained under any material agreement to which a Buyer Party is a party in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by a Buyer Party or the consummation of the transactions contemplated hereby or thereby.
(c)    No Consent of any Governmental Entity is required to be obtained or made by a Buyer Party in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by a Buyer Party or the consummation of the transactions contemplated hereby or thereby.
5.04.    Litigation. As of the date hereof, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the knowledge of the Buyer Parties, threatened in writing against a Buyer Party relating to the transactions contemplated by this Agreement or any other Transaction Document to which a Buyer Party is a party.
5.05.    Parent Common Stock. The shares of Parent Common Stock issued in accordance with the terms of this Agreement, (i) will have been duly authorized, validly issued, fully paid and non-assessable, (ii) will not have been issued in violation of any agreement, arrangement or commitment to which the Buyer Parties or any of their respective Affiliates is a party or is subject to or in violation of or subject to any preemptive rights, subscription rights, rights of first refusal or similar rights of any Person, and (iii) will have been offered, issued, sold and delivered in compliance with all applicable securities laws and all other Applicable Laws.
5.06.    Brokers’ and Finders’ Fees. Except for the fees, expenses and costs of M&A Securities Group, Inc., for which Parent shall be solely responsible, no Buyer Party has incurred any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which a Buyer Party is a party or any transaction contemplated hereby or thereby.
5.07.    Reports. Parent has timely made all filings required to be made by it with the SEC since December 31, 2020 (such filings, the “Parent SEC Filings”). As of their respective dates, the Parent SEC Filings complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be. As of the date of this Agreement, no event or circumstance has occurred or information exists with respect to Parent or its business, properties, operations or financial conditions, which, under the Securities Act, the Exchange Act or any other applicable rule or regulation, requires public disclosure or announcement by Parent at or before the date of this Agreement but which has not been so publicly announced or disclosed.
5.08.    Sufficiency of Funds; Solvency. The Buyer Parties have sufficient funds, and at the Closing, the Buyer Parties will have sufficient funds, to make the payments required pursuant to this Agreement and the other Transaction Documents and to perform their respective obligations with respect to the transactions contemplated hereby and thereby. Each Buyer Party is solvent and able to pay its debts when they become due to be paid.
5.09.    Acknowledgment. Buyer has conducted an independent investigation of the legal, commercial and financial condition, liabilities and results of operations of the Company and the Company Entities and, in making the determination to proceed with the transaction contemplated by this Agreement, has relied solely on the representations and warranties expressly given in Article III, Article IV, Section 6.01 or expressly given elsewhere in any Transaction Document and in the results of its own independent investigation.
5.10.    No Prior Business Activity in Uruguay, Argentina or Chile. The Buyer and its Affiliates has not and has never had any assets in Uruguay, Argentina or Chile or shares or other ownership interests of any Uruguayan, Argentinean or Chilean company.

ARTICLE VI.
ADDITIONAL AGREEMENTS
6.01.    Securities Matters.
(a)    Each Parent Stock Participating Shareholder acknowledges and agrees that the issuance of shares of Parent Common Stock pursuant to this Agreement will not be registered under the Securities Act, and that such issued Parent Common Stock will be issued to the Parent Stock Participating Shareholder in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the qualification requirements of applicable state securities laws. In connection therewith, each Parent Stock Participating Shareholder hereby represents and warrants as follows:
(i)    The Parent Stock Participating Shareholder is acquiring the shares of Parent Common Stock pursuant to this Agreement for the Parent Stock Participating Shareholder’s own account for investment and not with a view to, or for resale in connection with, the distribution thereof. The Parent Stock Participating Shareholder has no present intention of distributing any portion of the shares of Parent Common Stock (or any interest therein).
(ii)    The Parent Stock Participating Shareholder has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in Parent Common Stock and protecting its own interests in connection with such investment. The Parent Stock Participating Shareholder has reviewed Parent’s most recent Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K of Parent filed with the SEC since the date of such Annual Report on Form 10-K.
(iii)    Assuming the truth and accuracy of the Buyer Parties’ representations and warranties set forth in Article V, the Parent Stock Participating Shareholder is sufficiently aware of Parent’s business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable investment decision with respect to acquiring Parent Common Stock pursuant to this Agreement.
(iv)    The Parent Stock Participating Shareholder is not acquiring the Parent Common Stock as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.
(v)    With respect to the tax and other economic considerations involved in acquiring the Parent Common Stock, the Parent Stock Participating Shareholder is not relying on any Buyer Party, and the Parent Stock Participating Shareholder has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional legal, tax, accounting and financial advisors the implications of acquiring the Parent Common Stock for its particular tax, financial and accounting situation.
(vi)    The Parent Stock Participating Shareholder acknowledges that any shares of Parent Common Stock issued pursuant to this Agreement will be “restricted securities” under federal and state securities laws and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.
(vii)    The Parent Stock Participating Shareholder is familiar with Rule 144 of the Securities Act as presently in effect and understands the restrictions and resale limitations imposed thereby and by the Securities Act.
(b)    The Parent Stock Participating Shareholder agrees not to make any disposition of all or any portion of the shares of Parent Common Stock issued to it without the consent of Parent unless such transfer is (i) pursuant to registration under the Securities Act or pursuant to an available exemption from registration, and (ii) in compliance with any transfer restrictions set forth in any Restrictive Agreement to which the Parent Stock Participating Shareholder is a party.
(c)    The certificates or book entries on the books of Parent or its agent representing the Parent Common Stock issued to the Parent Stock Participating Shareholder hereunder shall bear, in addition to any other legends required under applicable state securities laws, the following legend:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION AND (II) IN ACCORDANCE WITH THE RESTRICTIONS AND CONDITIONS SET FORTH IN A STOCK RESTRICTION AND NON-COMPETE AGREEMENT DATED AS OF OCTOBER 15, 2021, BY AND BETWEEN THE PARTIES THERETO. A COPY OF THE APPLICABLE PROVISIONS OF SUCH AGREEMENT SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT ANY SALE OR TRANSFER OF THESE SECURITIES WILL BE IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
In order to prevent any transfer from taking place in violation of this Agreement, any Restrictive Agreement or Applicable Law, Parent may cause a stop transfer order to be placed with its transfer agent with respect to the Parent Common Stock. Parent will not be required to transfer on its books any shares of Parent Common Stock that have been sold or transferred in violation of any provision of this Agreement or Applicable Law.
6.02.    Tax Matters.
(a)    Pre-Closing Income Tax Returns. The Representative, at the sole cost and expense of the Shareholders, shall prepare or cause to be prepared all income Tax Returns for the Company Entities for any taxable period that ends on or before the Closing Date which are required to be filed after the Closing Date (“Pre-Closing Income Tax Returns”). Each Pre-Closing Income Tax Return shall be prepared on a basis consistent with existing procedures, practices, and accounting methods. No later than 30 days prior to the due date (including extensions thereof) for filing any Pre-Closing Income Tax Return, the Representative shall deliver a copy of such Pre-Closing Income Tax Return, together with all supporting documentation and workpapers, to Parent for its review and approval. Parent may submit to the Representative, not later than 10 days from the receipt of such Pre-Closing Income Tax Return, a list of any components of such Pre-Closing Income Tax Return with which Parent disagrees. In the event a notice of dispute is timely delivered to the Representative by Parent, Parent and the Representative shall thereafter for a period of five days negotiate in good faith to resolve any items of dispute. Any items of dispute which are not so resolved shall be submitted for resolution to an Expert Accountant in accordance with the procedures set forth in Section 2.04; provided, that the Expert Accountant shall render its written decision no later than two days prior to the due date for filing such Pre-Closing Tax Return. Parent will cause such Pre-Closing Income Tax Return (as finally resolved pursuant to any dispute procedures) to be timely filed and will promptly provide a copy to the Representative. Not later than five days prior to the due date for payment of Taxes with respect to any Pre-Closing Income Tax Return, the Shareholders shall pay (without duplication) to Buyer (or as it shall direct, to Parent) the amount of any Buyer Indemnified Taxes with respect to such Pre-Closing Income Tax Return. Notwithstanding any provision to the contrary, the Representative shall not, and shall not permit any Company Entity or any Affiliate to, make any election under Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law) with respect to any Company Entity to defer the payment of any “net tax liability” as such term is defined in Section 965(h)(6) of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law).

(b)    Pre-Closing Tax Returns and Straddle Period Tax Returns.
(i)    The Parent shall prepare and file or cause to be prepared and filed all Tax Returns for the Company Entities (other than Pre-Closing Income Tax Returns) for any taxable period that ends on or before the Closing Date which are required to be filed after the Closing Date (“Pre-Closing Non- Income Tax Returns”). Each Pre-Closing Non-Income Tax Return shall be prepared on a basis consistent with existing procedures, practices, and accounting methods, unless, as reasonably determined by the Parent, such procedure, practice, or accounting method does not have sufficient legal support to avoid the imposition of Taxes in the form of penalties, in which case, such Pre-Closing Non-Income Tax Return shall be prepared in accordance with any good faith method determined by Parent. To the extent a Pre-Closing Non-Income Tax Returns shows a Buyer Indemnified Tax as due and payable, no later than ten (10) days prior to the due date (including extensions thereof) for filing any Pre-Closing Non-Income Tax Return, the Parent shall deliver a copy of such Pre-Closing Non-Income Tax Return, together with all supporting documentation and workpapers, to the Representative for its review and comment. Parent shall consider in good faith any reasonable comments made by the Representative in the final Pre-Closing Non-Income Tax Return prior to filing. No failure or delay of the Parent in providing any Pre-Closing Non-Income Tax Return to the Representative for its review shall reduce or otherwise affect the obligations or liabilities of the Shareholders pursuant to this Agreement, except to the extent that the Shareholders are actually and materially prejudiced by such failure or delay. Not later than five days prior to the due date for payment of Taxes with respect to any Pre-Closing Non-Income Tax Return, the Shareholders shall pay (without duplication) to Buyer (or as it shall direct, to Parent) the amount of any Buyer Indemnified Taxes with respect to such Pre-Closing Non-Income Tax Return.
(ii)    The Parent shall prepare or cause to be prepared all Tax Returns for the Company Entities for any Straddle Period (“Straddle Tax Returns”). Each Straddle Tax Return shall be prepared on a basis consistent with existing procedures, practices, and accounting methods, unless, as reasonably determined by the Parent, such procedure, practice, or accounting method does not have sufficient legal support to avoid the imposition of Taxes in the form of penalties, in which case, such Straddle Tax Return shall be prepared in accordance with any good faith method determined by Parent. No later than 30 days prior to the due date (including extensions thereof) for filing any Straddle Tax Return, the Parent shall deliver a copy of such Straddle Tax Return, together with all supporting documentation and workpapers, to the Representative for its review and comment. Parent shall consider in good faith any reasonable comments made by the Representative in the final Straddle Tax Return prior to filing. No failure or delay of the Parent in providing any Straddle Tax Return to the Representative for its review shall reduce or otherwise affect the obligations or liabilities of the Shareholders pursuant to this Agreement, except to the extent that the Shareholders are actually and materially prejudiced by such failure or delay. Not later than five days prior to the due date for payment of Taxes with respect to any Straddle Tax Return, the Shareholders shall pay (without duplication) to Buyer (or as it shall direct, to Parent) the amount of any Buyer Indemnified Taxes with respect to such Straddle Tax Return.
(c)    Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period:
(i)    In the case of Taxes that are either (A) based upon or related to income, receipts, payroll or withholding, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), the portion of such Tax that is attributable to the portion of the Straddle Period ending on and including the Closing Date shall be deemed equal to the amount of such Tax that would be payable if the Straddle Period ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning on the day immediately after the Closing Date in proportion to the number of days in each period;
(ii)    In the case of all other Taxes, the portion of such Tax that is attributable to the portion of the Straddle Period ending on and including the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and
(iii)    All Taxes in the form of interest or penalties that relate to Taxes for any Pre-Closing Tax Period shall be treated as occurring in the portion of such Straddle Period that ends on (and includes) the Closing Date, whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.
(d)    Tax Proceedings.
(i)    The Representative shall deliver to the Parent or the Parent shall deliver to the Representative, as applicable, a written notice promptly following receipt of any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company Entities or resulting from the Acquisition, and such notice shall describe in reasonable detail the facts constituting the basis for such Tax Proceeding, the nature of the relief sought, and the amount of the claimed Damages, if any.
(ii)    In connection with any Tax Proceeding of a Company Entity that relates to a Pre-Closing Tax Period or Straddle Period, such Tax Proceeding shall be controlled by the Parent; provided, however, (A) that to the extent such Tax Proceeding relates to Taxes or Tax Returns of any Company Entity for any taxable period that ends on or before the Closing Date, (1) the Parent shall not enter into any settlement or compromise with respect to any such Tax Proceeding without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed, (2) the Parent shall keep the Representative reasonably informed of all material developments and events relating to such Tax Proceeding, and (3) the Representative, at its own cost and expense, shall have the right to participate in (but not control) the defense of such Tax Proceeding, and (B) that to the extent such Tax Proceeding relates to Taxes or Tax Returns of any Company Entity for a Straddle Period or for which any Shareholder may reasonably be expected to be liable pursuant to this Agreement, (1) the Parent shall keep the Representative reasonably informed of all material developments and events relating to such Tax Proceeding, and (2) the Representative, at its own cost and expense, shall have the right to participate in (but not control) the defense of such Tax Proceeding.
(iii)    For the avoidance of doubt, in the event of any conflict between the provisions of this Section 6.02(d) and the provisions of Section 8.04 with respect to any Tax Proceeding, the provisions of this Section 6.02(d) shall govern.
(e)    Transfer Taxes. The Shareholders shall pay all U.S. federal, state, district and local and non-U.S. transfer, real estate transfer, sales, use, stamp, registration or other similar Taxes arising out of or resulting from the transactions contemplated by this Agreement or any other Transaction Document (together with all costs, expenses, recording fees and real estate transfer stamps incurred in connection with obtaining or recording title to the Company Shares) (collectively, all such Taxes, costs, expenses, fees and stamps, “Transfer Taxes”). The party required by Applicable Laws to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other parties’ cooperation, and file such Tax Return. If the Buyer is required to file any such Tax Return, the Shareholders shall promptly reimburse the Buyer for any Transfer Taxes paid by the Buyer in connection with the filing of such Tax Return. Each Shareholder and the Buyer agree to reasonably cooperate with each other in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from such Transfer Taxes.
(f)    Cooperation. The Buyer Parties, the Representative, and the Shareholders shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors, and representatives reasonably to cooperate, to the extent reasonably requested by the other party, in connection with (i) the filing of Tax Returns of the Buyer Parties, any Company Entity or their Affiliates and (ii) any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of any Company Entity or resulting from the Acquisition (whether or not a Tax Proceeding). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to (A) any such Tax Return or (B) any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company Entities or resulting from the Acquisition (whether or not a Tax Proceeding). The Buyer Parties, the Representative, and the Shareholders further agree, upon request, to use Commercially Reasonable Efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Shareholders, the Buyer Parties, or any Company Entity (including, but not limited to, with respect to the Acquisition).
(g)    Post-Closing Actions. Without the prior written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed), the Buyer Parties shall not amend a Tax Return of a Company Entity for a taxable period that ends on or before the Closing Date if such amended Tax Returns in the aggregate would have the effect of increasing the Tax liability of the Shareholders for any Company Entity or the amount of any Buyer Indemnified Taxes for which the Shareholders are liable to indemnify the Buyer Indemnitees by more than $50,000.
(h)    Refunds. Any Tax refunds that are received in cash by the Buyer Parties, a Company Entity or any of their Affiliates, and any amounts credited against Tax that reduce the cash Taxes payable by the Buyer Parties, a Company Entity any of their Affiliates, that, in each case, relate to a Pre-Closing Tax Period of a Company Entity shall be for the account of the Shareholders. The Parent shall pay over to the Representative any such refund or the amount of any such credit (net of any Taxes incurred by the Buyer Parties or its Affiliates (including the Company Entities) as a result of such refund or credit and any out-of-pocket costs and expenses incurred by the Buyer Parties or its Affiliates in obtaining such refund or credit) within ten days after receipt or entitlement thereto. Notwithstanding the foregoing, nothing in this Section 6.02(h) shall require the Parent to make any payment with respect ot any Tax refund (and such Tax refund shall be for the benefit of the Buyers Parties, the Company Entities, and their Affiliates) that is with respect to (A) any Tax refund that is reflected as a current asset (or offset to a current liability) in the calculation of the Net Working Capital, (B) any Tax refund that is the result of the carrying back of any loss, Tax credit or other Tax attributable of any Buyer Party, any Company Entity, or any of their Affiliates that relates to a Post-Closing Tax Period, (C) any Tax refund resulting from the payment of Taxes made on or after the Closing Date to the extent the Shareholders have not indemnified the Buyer Indemnitees for such Taxes, and (D) any Tax refund that gives rise to a payment obligation by any Buyer Party, any Company Entity, or any of their Affiliates to any Person under Applicable Law or pursuant to a contract or other agreement entered into (or assumed by) any Shareholder or any Company Entity on or prior to the Closing Date. For the avoidance of doubt, none of the Buyer Parties, the Company Entities or their Affiliates shall be required to take any action to claim or receive any Tax refund.
(i)    Section 338(g). For the avoidance of doubt, the Buyer Parties are authorized, after the Closing Date, to make an election under Section 338(g) of the Code (and any corresponding or similar provision of state, local or non-U.S. Applicable Law) with respect to any one or more of the Company Entities.
6.03.    Continuing Employees. Prior to the Closing, the Company shall terminate the employment of any employee of the Company who is listed on Schedule 6.03 under the heading “Non-Continuing Employees.” To the extent that any contractor set forth on Schedule 6.03 under the heading “November Converted Contractors” (the “November Converted Contractors”) does not agree to become an employee of a Company Entity on or prior to November 1, 2021, the fees, costs and expenses incurred by the Company Entities in connection with the termination of any such November Converted Contractor shall be included as set forth in the calculation of Net Working Capital in accordance with the definition thereof.
6.04.    Employee Benefit Plans. From and after the Closing, all Continuing Employees shall continue in their existing benefit plans until such time as the Buyer Parties, in their sole discretion, may elect to modify such benefit plans.
6.05.    Accounts Receivable.
(a)    Following the Closing, the Buyer Parties (i) shall not provide discounts, set-offs or inducements to account debtors in exchange for discounting any Accounts Receivable, (ii) shall provide to the Representative a monthly aging report in respect of any then unpaid Accounts Receivable, and (iii) shall provide to the Representative any written notice of nonpayment of an Account Receivable received by the Buyer Parties in writing from an account debtor.
(b)    Following the Closing, the Buyer Parties shall work in good faith with the Representative to collect any Accounts Receivable that are deemed “uncollectible” and were excluded from Net Working Capital, as finally determined pursuant to Section 2.03. For the avoidance of doubt, the Shareholders are guaranteeing the collectability of any and all Accounts Receivable set forth in the Estimated Closing Date Balance Sheet or the Estimated Statement. The parties agree that if a Buyer Party or a Company Entity thereafter collects in cash any Accounts Receivable deemed to be “uncollectible” for purposes of calculating Net Working Capital, the Buyer Parties shall remit any such payment to the Representative within ten Business Days after the date of such collection, less an amount equal to 5% of the collected amount as an administrative fee, which such amount shall be retained by the Buyer Parties.
6.06.    Publicity. Except as otherwise required by Applicable Law or the rules of The Nasdaq Global Select Market, no party hereto shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties. Notwithstanding the above, each Shareholder acknowledges that Parent, as a publicly-held company, is subject to certain disclosure requirements under federal securities laws. Accordingly, Parent reserves the right to disclose this Agreement and the transactions contemplated hereby, including financial information regarding the Company Entities and the status of negotiations, at any time it decides that such disclosure is appropriate under the federal securities laws or the rules of any stock exchange, provided, however, that Parent shall provide the Company and its counsel a reasonable time to review and comment upon any Current Report on Form 8-K or press release initially announcing the Acquisition prior to any such disclosure.
6.07.    Restrictive Agreements. As additional consideration for Parent, and as a material inducement for Parent to enter into this Agreement and to consummate the Acquisition, each Shareholder (except for Gabriel Inchausti Blixen and Pablo Darío Taraciuk Vainer) shall enter into his applicable Restrictive Agreement, with Parent on or before the Closing Date. Each Restrictive Agreement shall require each such Person to agree to certain matters, which may include, as applicable, certain restrictions related to shares of Parent Common Stock issued to such Person pursuant to this Agreement and certain non-competition and non-solicitation provisions as mutually agreed to between Parent and such Person.
6.08.    Tail Insurance. Prior to the Closing Date, the Company shall obtain a tail insurance policy for a term of two years under the Company Entities’ errors and omissions (including directors and officers liability) policy in form and amounts reasonably agreed to by Parent, and provide evidence thereof to the Buyer Parties. The costs and expense of such policy shall be deemed a Transaction Expense.
6.09.    Release. Effective as of the Closing, each Shareholder (on behalf of himself, herself or itself and its Affiliates) hereby releases each Buyer Indemnitee, from any and all claims, and agrees not to bring or threaten to bring or otherwise join in any claim against any of the Buyer Indemnitees or any of them, relating to, arising out of or in connection with any facts or circumstances relating to the Company Entities which existed on or prior to the Closing Date; provided, however, that the foregoing shall not apply to any rights of such Shareholder arising under this Agreement or any other Transaction Document.
6.10.    Confidentiality. From and after the Closing, each Shareholder shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause his, her or its or their respective representatives, employees, consultants, financial advisors, counsel, accountants and other agents to hold, in confidence any and all information, whether written or oral, concerning the Company Entities, except to the extent that such information (a) is generally available to and known by the public through no fault of such Shareholder, any of his, her or its Affiliates or their respective representatives; or (b) is acquired by such Shareholder, any of its Affiliates or their respective representatives, employees, consultants, financial advisors, counsel, accountants and other agents from and after the Closing from sources which are not known by the Shareholder to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If such Shareholder or any of his, her or its Affiliates or their respective representatives, employees, consultants, financial advisors, counsel, accountants and other agents are compelled to disclose any information by judicial or administrative process or by other requirements of Applicable Law, to the extent permitted by Applicable Law such Shareholder shall promptly notify the Buyer Parties in writing and shall disclose only that portion of such information which such Shareholder is advised by its counsel in writing is legally required to be disclosed, provided that such Shareholder shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. This Section 6.10 shall in no way prevent a Shareholder from using information (x) in connection with this Agreement and the Transaction Documents; or (y) to the extent reasonably necessary in order for such Shareholder to litigate (and may disclose solely to the extent reasonably necessary in connection with such litigation of) any claim against a Buyer Party pursuant to this Agreement or any Transaction Document.
6.11.    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
6.12.    Post-Closing Uruguayan Filings. Within 30 days from the Closing Date, Buyer shall submit evidence to the Representative: (a) that Buyer has filed Uruguayan Tax and Social Security Forms Number 351/352 before the Uruguayan Tax and Social Security Authorities in order to update the list of the Company’s board of directors and attorneys-in-fact and submit evidence that the records of the Tax and Social Security authorities have been updated accordingly; (b) that Buyer has submitted an updated record of beneficial owners of the Company to the Central Bank of Uruguay under law 19,484; (c) that Buyer has submitted the affidavit required under law 17,904, updating the composition of the board of directors of the Company, provided, however, that such affidavit shall not need to have final clearance (inscripcion definitiva) from the registry until the 90th day after the Closing Date; and (d) that each Shareholder (except for any Shareholder that continues to be an employee or contractor of any Company Entity or the Buyer or its Affiliates) is no longer a director, administrator, officer or designated attorney-in-fact of any Company Entity and such modification has been registered or updated with the applicable parties or registries, as applicable. For the 90 days immediately following the Closing Date, Buyer shall use Commercially Reasonable Efforts to cooperate with the Shareholders for the release of the third-party guarantors of the office lease in the World Trade Center of Montevideo (floor 17th) and the release of the third-party guarantors of the lease of the offices in the World Trade Center of Montevideo (floor 16th) to the extent such office lease is not effectively terminated within such period; provided, that if such third-party guarantees have not been released during such period, then Buyer shall provide a deposit of up to six months’ rent for such offices with the applicable landlord to cause such release.
ARTICLE VII.
AMENDMENT
7.01.    Amendment. This Agreement may not be amended except by an instrument in writing signed by Parent, on behalf of the Buyer Parties, and the Representative, on behalf of the Shareholders.
7.02.    Extension; Waiver. Any agreement on the part of a party hereto to (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein shall be valid only if set forth in a written instrument signed by, as applicable, Parent, on behalf of the Buyer Parties, and the Representative, on behalf of the Shareholders, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE VIII.
INDEMNIFICATION
8.01.    Agreement to Indemnify. Following the Closing and subject to the limitations set forth herein,
(a)    The Principal Shareholders shall jointly and severally with respect to themselves and with respect to all Shareholders and each Shareholder (other than the Principal Shareholders) shall severally but not jointly (pro rata to their Shareholder Percentage), indemnify, defend and hold harmless the Buyer Parties and the Company Entities (and their respective Affiliates, officers, managers, directors, employees, representatives and agents) (the “Buyer Indemnitees” and, singularly, a “Buyer Indemnitee”) against and in respect of any and all Damages, by reason of or otherwise arising out of:
(i)    any Buyer Indemnified Taxes;
(ii)    any Net Working Capital shortfall determined pursuant to Section 2.03(c) to the extent not paid from the Holdback Amount;
(iii)    any claim by a Shareholder or former Shareholder of any Company Entity, or any other Person, against a Company Entity or any of its Affiliates or their respective officers, directors, employees or agents, based upon the calculations and determinations set forth on the Consideration Spreadsheet or any rights of a Shareholder in his capacity as such (other than the right of the Shareholders to receive the Total Consideration as set forth on the Consideration Spreadsheet), including the payment or non-payment of dividends or distributions to a Shareholder of any Company Entity;
(iv)    reserved;
(v)    any Transaction Expenses which are not paid by the Company or the Shareholders prior to the Closing or which are not reflected on the Closing Date Statement;
(vi)    the matters set forth on Schedule 8.01(a)(vi); and
(vii)    any breach of any representation or warranty regarding the Company contained in Article III of this Agreement.
(b)    The Shareholders shall severally and not jointly indemnify, defend and hold harmless the Buyer Indemnitees against and in respect of any and all Damages, by reason of or otherwise arising out of:
(i)    any failure to perform or breach by the Company of any covenant contained in this Agreement (other than covenants to be performed by the Company after the Closing);
(ii)    any failure to perform or breach by a Shareholder (solely with respect to such Shareholder) of any covenant contained in this Agreement; and
(iii)    any breach by a Shareholder of any representation or warranty made by such Shareholder in Article IV and Section 6.01 of this Agreement.
(c)    Notwithstanding the foregoing, the Buyer Indemnitees will not be entitled to indemnification pursuant to Section 8.01(a) or Section 8.01(b) unless the aggregate amount of all Damages for which indemnification is sought under Section 8.01(a) and Section 8.01(b) by the Buyer Indemnitees exceeds $500,000 (the “Buyer Indemnification Basket”), in which case the Buyer Indemnitees will be entitled to indemnification for the full amount of such Damages; provided, further, that the Buyer Indemnification Basket shall not apply to any claim for indemnification based on (A) Sections 8.01(a)(i) through (vi) or Section 8.01(b)(i) through (ii) or (B) Sections 8.01(a)(vii) or Section 8.01(b)(iii) to the extent such claim relates to a breach of representation or warranty under Section 3.01 (Organization; Qualification), Section 3.02 (Capital Structure), Section 3.03 (Authority and Due Execution), Section 3.09 (Accounts Receivable), Section 3.12 (Taxes), Section 3.22 (Brokers’ and Finders’ Fees), Section 4.01 (Natural Person and Spousal and Partner Consent), Section 4.02 (Company Shares) and Section 4.03 (Authority and Due Execution) (such claims collectively, the “Shareholder Carved-Out Liabilities”).
(d)    The Buyer Parties shall jointly and severally indemnify, defend and hold harmless the Shareholders (and their respective Affiliates, officers, managers, directors, employees,

representatives and agents) (the “Shareholder Indemnitees” and, singularly, a “Shareholder Indemnitee”) against and in respect of any and all Damages, by reason of or otherwise arising out of:
(i)    any failure to perform or breach by a Buyer Party of any covenant contained in this Agreement;
(ii)    any breach by a Buyer Party of any representation or warranty contained in this Agreement; or
(iii)    any Net Working Capital excess determined pursuant to Section 2.03(c) to the extent not paid from the Holdback Amount;
provided, that, the Shareholder Indemnitees will not be entitled to indemnification pursuant to this Section 8.01(d) unless the aggregate amount of all Damages for which indemnification is sought by the Shareholder Indemnitees exceeds $500,000 (the “Shareholder Indemnification Basket”), in which case the Shareholder Indemnitees will be entitled to indemnification for the full amount of such Damages; provided, further, that the Shareholder Indemnification Basket will not apply to any claim for indemnification based on item (i) or (iii) above (the “Buyer Carved-Out Liabilities”).
8.02.    Survival of Indemnity.
(a)    In the case of a claim based upon the inaccuracy or breach of a representation or warranty contained in Section 3.01 (Organization; Qualification), Section 3.02 (Capital Structure), Section 3.03 (Authority and Due Execution), Section 3.09 (Accounts Receivable), Section 3.12 (Taxes), Section 3.14 (Employment Matters), Section 3.22 (Brokers’ and Finders’ Fees), Section 4.01 (Natural Person and Spousal and Partner Consent), Section 4.02 (Company Shares) and Section 4.03 (Authority and Due Execution); Section 5.01 (Organization, Standing and Power); or Section 5.02 (Authority), the claim shall survive for a period of time equal to three months after the expiration of the applicable statute of limitations.
(b)    In the case of a claim based upon the inaccuracy or breach of all other representations or warranties, other than those described in Section 8.02(a), the claim shall survive the Closing for a period of 24 months after the Closing,
(c)    Except as noted in Section 8.02(a) or 8.02(b), in the case of a claim based upon (i) any failure of the Shareholders to pay, perform or discharge any Shareholder Carved-Out Liabilities, or (ii) any failure of Parent to pay, perform or discharge any Buyer Carved-Out Liabilities, in each such case the obligations of the applicable Indemnifying Party pursuant to Section 8.01, the claim shall survive indefinitely.
(d)    Except as noted in Section 8.02(a), 8.02(b) or 8.02(c) all covenants and agreements of the parties, and any other claim for indemnification in accordance with this Article VIII shall survive indefinitely or for their express terms, as applicable.
(e)    Any claims for indemnification in accordance with this Article VIII with respect to Damages resulting from any representation, warranty or covenant must be made (and will be null and void unless made) prior to the end of the applicable survival period. Upon expiration of such period, no Indemnifying Party shall have any liability for Damages under such indemnification obligations unless it has received written notice from an Indemnified Party claiming indemnification prior to the expiration of the applicable period as required.
8.03.    Additional Provisions.
(a)    Limitations on Indemnified Amounts of the Shareholders. In no event shall the aggregate indemnity obligations of the Shareholders for a breach of any representation or warranty under Section 8.01(a)(vii) and Section 8.01(b)(iii): (i) exceed an amount equal to 20% of the Total Consideration, except with respect to indemnity obligations with respect to the Shareholder Carved-Out

Liabilities (in which case Section 8.03(a)(iii) shall apply) and a claim based upon the inaccuracy or breach of a representation or warranty contained in Section 3.14 (Employment Matters) (in which case Section 8.03(a)(ii) shall apply); (ii) exceed an amount equal to 30% of the Total Consideration, except with respect to indemnity obligations with respect to the Shareholder Carved-Out Liabilities (in which case Section 8.03(a)(iii) shall apply); and (iii) exceed an amount equal to the Total Consideration; provided, however, that absent Fraud, in no case shall the liability of a Shareholder other than a Principal Shareholder for a breach of any representation or warranty under Section 8.01(a)(vii) exceed the amount of the Total Consideration such Shareholder actually receives. For the avoidance of doubt, the limitations on indemnified amounts set forth in Section 8.03(a)(i), Section 8.03(a)(ii) and Section 8.03(a)(iii) are not cumulative and, therefore, any indemnity obligation counted towards the limit of one such section shall count towards the limit of the other sections.
(b)    Limitations on Indemnified Amounts of Parent. In no event shall Parent’s aggregate indemnity obligations for a breach of any representation or warranty under Section 8.01(d)(ii) exceed an amount equal to the maximum potential aggregate indemnification obligations of all Shareholders as provided in Section 8.03(a).
(c)    Satisfaction of Indemnification Obligations. The Buyer Parties agree that all indemnifiable Damages payable by the Shareholders shall be satisfied as follows:
(i)    First, from cash held in the Escrow Account;
(ii)    Second, from stock held in the Escrow Account, with any such Damages payable in whole (not fractional) shares of Parent Common Stock, rounded to the nearest whole number of shares;
(iii)    Third, against the Holdback Amount, to the extent the claims against the Escrow Account exceed the Escrowed Consideration;
(iv)    Fourth, against the Earnout Payments, if any, that would otherwise be due to the Shareholders pursuant to Section 2.02(c); and
(v)    Fifth, against the Shareholders, subject in all cases to the provisions and limitations of this Article VIII.
(d)    No Limitation in Event of Fraud. Notwithstanding any other provision hereof, nothing in this Article VIII (including the provisions of paragraphs (a), (b) or (c) of this Section 8.03) or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of Fraud by a Shareholder, it being understood that no Shareholder shall be responsible for any Fraud committed by another Shareholder.
(e)    Exclusivity of Remedy. Following the Closing (except in respect of claims based upon Fraud by a Shareholder, it being understood that no Shareholder shall be responsible for any Fraud committed by another Shareholder), the indemnification accorded by this Article VIII shall be the sole and exclusive remedy of the parties indemnified under this Article VIII in respect of any misrepresentation or inaccuracy in, or breach of, any representation or warranty made in this Agreement or in any document or certificate delivered pursuant hereto or the transactions contemplated by this Agreement. In the event of any breach or failure in performance after the Closing of any covenant or agreement, a non-breaching party shall also be entitled to seek specific performance, injunctive or other equitable relief against such breaching party.
(f)    Subrogation. Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article VIII, an Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other Persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other Persons as the Indemnified Party may have.

(g)    Insurance Proceeds. The amount of any Damages subject to indemnification hereunder or of any claim therefor shall be calculated net of any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Damages (net of all direct collection expenses including any insurance premium increases directly related to such Damages) actually received by an Indemnified Party on account of such Damages.
(h)    Total Consideration Adjustments. For all Tax purposes, amounts paid to or on behalf of any party as indemnification under this Agreement shall be treated as adjustments to the Total Consideration unless otherwise required by applicable Law.
(i)    Escrow Release. In accordance with the Escrow Agreement, the parties hereto agree that any amounts remaining in the Escrow Account shall be released as follows, with any such release with respect to Parent Common Stock to be whole (not fractional) shares of Parent Common Stock, rounded to the nearest whole number of a share: (i) on the first anniversary of the Closing in the amount of (A) 41.7% of the then current value of the Escrowed Consideration, less (B) the aggregate amount of all claims that are properly and timely asserted under this Agreement but have not previously been resolved or satisfied in accordance with the Agreement as of such anniversary; (ii) on the second anniversary of the Closing in the amount of the then current value of the Escrowed Consideration, less the sum of (A) $2,500,000, and (B) the aggregate amount of all claims that are properly and timely asserted under this Agreement but have not previously been resolved or satisfied in accordance with the Agreement as of such anniversary; and (iii) fully released on the fifth anniversary of the Closing, less the aggregate amount of all claims that are properly and timely asserted under this Agreement but have not previously been resolved or satisfied in accordance with the Agreement as of the fifth anniversary of the Closing.
(j)    Disregard of Qualifiers. For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect, Parent Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(k)    Tax Matters. Notwithstanding anything in this Agreement to the contrary, the limitations set forth in Sections 8.03(a) and 8.03(b) shall not apply to any claim for Damages, by reason of or otherwise arising out of, any Buyer Indemnified Taxes pursuant to Section 8.01(a)(i).
8.04.    Claim Notice; Definitions; Third Party Claim Procedures.
(a)    Claim Notice. An Indemnified Party shall give each Indemnifying Party from whom indemnification is sought prompt written notice (a “Claim Notice”) of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base the claim for indemnification under this Article VIII, which shall contain (i) a description and a good faith estimate of the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VIII for such Damages, and (iii) a demand for payment, provided, however, that no failure to give such Claim Notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially and actually prejudiced by such failure. The Buyer Parties, the Shareholders and Representative agree that the procedures set forth in the Escrow Agreement with respect to Claim Notices and responses thereto shall govern all claims made against the Escrow Account.
(b)    Third Party Claim Procedures. With respect to any Third Party Claim, the Indemnified Party shall give prompt notice of such Third Party Claim in accordance with Section 8.04(a), and the Indemnifying Party will have the right to defend the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party acknowledges in writing to the Indemnified Party and without qualification (or reservation of rights, other than those expressly set forth in this Agreement) its indemnification obligations as provided in this Section 8.04(b), (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money Damages and does not seek an injunction or other equitable relief, and (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party provided that the Indemnified Party shall be entitled to reimbursement therefore if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as provided in the following sentence. The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to cure any failure to diligently contest, defend, litigate and settle the Third Party Claim as provided herein within 15 days of receiving notice thereof from the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall have no right to cure if: (A) the Indemnifying Party has previously received notice of any failure to diligently contest, defend, litigate or settle the Third Party Claim hereunder; or (B) the 15-day cure period would prejudice the interests of the Indemnified Party with respect to the Third Party Claim. So long as the Indemnifying Party has not lost its right to defend, litigate and settle or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the right, upon receiving the prior written approval of the Indemnified Party (which shall not be unreasonably withheld or delayed unless such settlement does not fulfill the conditions set forth in the following sentence and which shall be deemed automatically given if a response has not been received within the 15-day period following receipt of the proposed settlement by the Indemnified Party), to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable. Notwithstanding anything to the contrary herein contained, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party or Indemnifying Party (as the case may be) that is not controlling the defense or settlement of the Third Party Claim (the “Non-Control Party”) shall be required by an Indemnifying Party or Indemnified Party controlling the litigation to (and no such party shall) (1) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Non-Control Party of a release from all liability in respect of such claim or litigation, (2) enter into any settlement that attributes by its terms liability to the Non-Control Party or which may otherwise have a materially adverse effect on the Indemnified Party’s business, or (3) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice (collectively, the “Settlement Obligations”). All expenses (including reasonable attorneys’ fees) incurred by the Indemnified Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Section 8.04(b) shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this Section 8.04(b), or if, in accordance with the foregoing, the Indemnifying Party does not have the right or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least 20 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party, provided further that the Settlement Obligations are complied with and, provided further, that only in regards to Third Party Claims the Indemnifying Party did not have the right to contest, defend, litigate and settle such Third Party claim in accordance with this Agreement (but not, for the avoidance of doubt, in regards to Third Party Claims the Indemnifying Party lost the right to contest, defend, litigate and settle such Third Party Claim), then the Indemnified Party shall request the prior written consent of the Indemnifying Party to settle any such Third Party Claim (which consent shall not be unreasonably withheld, delayed or conditioned). If, pursuant to this Section 8.04(b), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as provided herein, the Indemnified Party shall be reimbursed by the Indemnifying Party for the Damages that constitute reasonable attorneys’ fees and other expenses of defending, contesting, litigating or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses. The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information in reasonable detail as it may have with respect to a Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise cooperate with and assist the defending party in the defense of such Third Party Claim.
(c)    Tax Matters. For the avoidance of doubt, in the event of any conflict between the provisions of this Section 8.04 and the provisions of Section 6.02(d) with respect to any Tax Proceeding, the provisions of this Section 6.02(d) shall govern.
8.05.    No Double Recovery. Damages for which any Indemnified Party is entitled to indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such indemnifiable Damages constituting a breach of more than one representation, warranty, covenant or agreement nor may more than one Indemnified Party recover monies arising of the same Damage that would duplicate the Damages paid. There shall be no recovery for any Damages to the extent such Damages have been taken into account in the determination of the Net Working Capital adjustment.
ARTICLE IX.
REPRESENTATIVE
9.01.    Authorization of the Representative. The Representative hereby is appointed, authorized and empowered to act as the agent (mandatario con representación) of the Shareholders in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Shareholders under this Agreement and the Escrow Agreement, for the purposes and with the powers and authority hereinafter set forth in this Article IX and in the Escrow Agreement, which shall include the full power and authority:
(a)    to execute and deliver the Escrow Agreement (with such modifications or changes thereto as to which the Representative, in his reasonable discretion, shall have consented to) and to agree to such amendments or modifications thereto as the Representative, in his reasonable discretion, may deem necessary or desirable to give effect to the matters set forth in Article VIII and this Article IX;
(b)    to take such actions and to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby as the Representative, in his reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement and the other Transaction Documents;
(c)    as the Representative of the Shareholders, to enforce and protect the rights and interests of the Shareholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement and each other Transaction Document and, in connection therewith, to (i) resolve all questions, disputes, conflicts and controversies concerning (A) the determination of any amounts pursuant to Article II and (B) indemnification claims pursuant to Article VIII; (ii) employ such agents, consultants and professionals, to delegate authority to his agents, to take such actions and to execute such documents on behalf of the Shareholders in connection with Article II and Article VIII and the Escrow Agreement as the Representative, in his reasonable discretion, deems to be in the best interest of the Shareholders; (iii) assert or institute any claim, action, proceeding or investigation; (iv) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, or any other Person, against the Representative or the Escrow Account, and receive process on behalf of any or all Shareholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, give receipts, releases and discharges on behalf of all of the Shareholders with respect to any such claim, action, proceeding or investigation; (v) file any proofs, debts, claims and petitions as the Representative may deem advisable or necessary; (vi) settle or compromise any claims asserted under Article II or Article VIII or under the Escrow Agreement; (vii) assume, on behalf of all of Shareholders, the defense of any claim that is the basis of any claim asserted under Article II or Article VIII or under the Escrow Agreement; and (viii) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing claims, actions, proceedings or investigations, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have liability for any failure to take any such action;
(d)    to enforce payment from the Escrow Account and of any other amounts payable to Shareholders, in each case on behalf of Shareholders, in the name of the Representative;
(e)    to authorize and cause to be paid out of the Escrow Account the full amount of any indemnification claims in favor of any Buyer Indemnitee pursuant to Article VIII and also any other amounts to be paid out of the Escrow Account pursuant to this Agreement and the Escrow Agreement;
(f)    to cause to be paid from the Escrow Account to the Shareholders in accordance with Article VIII any Escrow Distributions;
(g)    to waive or refrain from enforcing any right of any Shareholder or of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other Transaction Document; and
(h)    to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in his sole and absolute direction, may consider necessary or proper or convenient in connection with or to carry out the activities described in paragraphs (a) through (g) above and the transactions contemplated by this Agreement, the Escrow Agreement and the other Transaction Documents. The Buyer Parties shall be entitled to rely exclusively upon the communications of the Representative relating to the foregoing as the communications of the Shareholders. No Buyer Party shall be held liable or accountable in any manner for any act or omission of the Representative in such capacity. The grant of authority provided for in this Section 9.01 (i) is coupled with an interest and is being granted, in part, as an inducement to the Shareholders, Buyer Parties and the Representative to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Shareholders and shall be binding on any successor thereto, and (ii) shall survive any distribution from the Escrow Account, provided, however, the Representative may resign, provided, further, a new person is designated as representative by a consent of Shareholder(s) that, immediately before Closing, held more than 50% of the aggregate Company Shares.
9.02.    Compensation; Exculpation; Indemnity.
(a)    The Representative shall not be entitled to any fee, commission or other compensation for the performance of his service hereunder. Notwithstanding the foregoing, at the Closing, the Buyer Parties will wire to the Representative an amount of $150,000.00 (the “Expense Fund”), which will be used for the purposes of paying directly, or reimbursing Representative for, any third party expenses pursuant to this Agreement and the Transaction Documents ancillary hereto. The Shareholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Expense Fund other than as a result of his gross negligence or willful misconduct. The Representative will hold these funds separate from his funds, will not use these funds for his operating expenses or any other corporate purposes and will not voluntarily make these funds available to his creditors in the event of bankruptcy. As soon as practicable following the completion of the Representative’s responsibilities, the Representative shall disburse any remaining balance of the Expense Fund to the Shareholders, based on such Shareholders’ respective pro rata share based on their ownership of the Company immediately prior to the Closing; and none of the Buyer Parties, the Company nor any of their post-Closing Affiliates shall be liable for any losses to any Person, including any Shareholder for any inaccuracy, error or omission in such disbursement. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Shareholders at the time of Closing. The Representative is not acting as a withholding agent or in any similar capacity in connection with the distribution of the Expense Fund and is not responsible for any tax reporting or withholding with respect thereto.

(b)    In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents related thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder or thereunder, (i) the Representative shall not assume any, and shall incur no, responsibility whatsoever to any Shareholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement, the Escrow Agreement or any other Transaction Document, unless by the Representative’s gross negligence or willful misconduct, and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Shareholder unless by the Representative’s gross negligence or willful misconduct. Except as set forth in the previous sentence, notwithstanding anything to the contrary contained herein, the Representative, in his role as Representative, shall have no liability whatsoever to the Shareholders, the Buyer Parties or any other Person.
(c)    Each Shareholder, severally, shall indemnify the Representative up to, but not exceeding, an amount equal to the aggregate portion of the amounts received by such Person under Article II of this Agreement, which indemnification shall be paid by such Shareholders pro rata in accordance with the portion of the aggregate amounts received by such Person under Article II of this Agreement, against all damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it, of any nature whatsoever, arising out of or in connection with any claim or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, under the Escrow Agreement or otherwise, except for such damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against the Representative that arise from the Representative’s gross negligence or willful misconduct, including the willful breach of this Agreement or the Escrow Agreement. The foregoing indemnification shall not be deemed exclusive of any other right to which the Representative may be entitled apart from the provisions hereof. In the event of any indemnification under this Section 9.02(c), each Shareholder shall promptly deliver to the Representative full payment of his, her or its ratable share of such indemnification claim, and if not paid directly to the Representative by the Shareholders, any such Representative losses may be recovered by the Representative from (i) the funds in the Expense Fund and (ii) from any other amounts of cash or shares that may become payable to the Shareholders in connection with this Agreement at such time as any such amounts would otherwise be distributable to the Shareholders; provided, that while this Section 9.02(c) allows the Representative to be paid from the aforementioned sources, this does not relieve the Shareholders from their obligation to promptly pay such Representative losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance his own funds on behalf of the Shareholders or otherwise.
(d)    All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing or any termination of this Agreement and the Escrow Agreement.
ARTICLE X.
GENERAL PROVISIONS
10.01.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation from recipient); (b) when received by the addressee if sent by an internationally recognized courier (receipt requested); or (c) on the date sent by e-mail (upon transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)    if to a Buyer Party, to:
Perficient, Inc.
555 Maryville University Drive, Suite 600
St. Louis, Missouri 63141
Attn: Paul E. Martin, Chief Financial Officer

Phone: 314.529.3600
E-mail: paul.martin@perficient.com
with a copy (which shall not constitute notice) to:
Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri 63101
Attention: Michele C. Kloeppel
Phone: 314.552.6170
E-mail: mkloeppel@thompsoncoburn.com
(b)    if to a Shareholder, to the Representative:
Martín Troisi Ferrán
Cardona 1007 Montevideo, Uruguay
Zip code 11300
E-mail: mtroisi@gmail.com

with a copy (which shall not constitute notice) to:
vstringa@gis.uy;
mraffo@gis.uy;
agarcia@gis.uy; and

Guyer & Regules
Plaza Independencia 811, PB (Ground Floor)
Montevideo, Uruguay 11000
Attention: Guzman Rodriguez and Federico Piano
Email:    grodriguezcarrau@guyer.com.uy and fpiano@guyer.com.uy
10.02.    Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; provided, however, that for purposes of any representation or warranty contained in this Agreement, references to any agreement, instrument, statute, rule or regulation shall be deemed to refer to such contract, instrument, statute, rule or regulation as amended or supplemented, in regards to representations and warranties that are made as of a specific date or dates, as of the such applicable date and in regards to representations and warranties that are not made as of a specific date, as of the date hereof. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. All references to “dollars” or “$” herein shall mean U.S. dollars and all payments made under this Agreement shall be in U.S. dollars.
10.03.    Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Furthermore, this Agreement may be executed by the electronic or facsimile signature of any party hereto; it being agreed that the electronic or facsimile signature of any party hereto shall be deemed an ink-signed original for all purposes. Counterparts may be delivered via facsimile, electronic mail (including PDF) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
10.04.    Entire Agreement. This Agreement (including the other Transaction Documents and all other documents and the instruments delivered pursuant hereto or otherwise referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
10.05.    Governing Law; Dispute Resolution.
(a)    This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law principles thereof.
(b)    Any controversy or claim arising out of relating to this Agreement, or the breach thereof, shall be determined by arbitration administered by the International Centre for Dispute Resolution (the “Centre”) in accordance with its International Arbitration Rules (the “Arbitration Rules”).
(c)    The number of arbitrators shall be three. Parent on behalf of the Buyer Parties, on one side, and the Representative on behalf of the Shareholders, on the other side, shall choose its respective arbitrator, according to the Arbitration Rules, and the arbitrators appointed by the parties shall jointly appoint a third arbitrator. In case there is no consent regarding the nomination of the presiding arbitrator within the term stipulated in the Arbitration Rules, such appointment shall be made by the Centre.
(d)     The arbitration shall be held in the Borough of Manhattan, New York, New York, United States of America. If the parties or the arbitrators, however, deem necessary the practice of acts (such as taking of evidence or, conduction of hearings, etc.) in a different place than the seat of arbitration, the arbitrators shall determine, with justification, the practice of acts in other locations. The arbitration award shall be definitive and shall bind the parties, their successors and assignees. The parties expressly waive any type of appeal against the arbitration award. The arbitration shall be based on the provision of the law, considering that the arbitrators may not render a decision based on equity. The arbitration shall be held, and the award rendered, in English.
(e)    Subject to Section 10.07, all the arbitrators’ fees and arbitration costs shall be borne as allocated by the arbitrators.
(f)    Any of the parties is entitled to file with the competent judicial authority any injunction or preliminary relief needed. Such filing shall not affect the existence, validity and effectiveness of the arbitration agreement, nor will it represent any waiver of the arbitration and the enforceability of the arbitral awards. Notwithstanding the foregoing, the merits of the dispute shall be the full and exclusive competence of the arbitrators. Once the arbitrators are appointed, they shall have the power to maintain, terminate, modify or extend the contents of the injunction of preliminary relief granted.
(g)    Unless the parties expressly agree in writing stating otherwise and unless required by the governing law, the parties, their respective representatives, the witnesses, experts, technical assistants, secretaries of the Centre and the arbitrators undertake, as general principle, to keep confidential the existence, content and all the reports and awards pertinent to the arbitration procedure, along with all material used therein and created for the purposes pertinent to it, as well as other documents produced by the other party during the arbitration procedure which in other way are not of public domain.
(h)     For the measures provided in Section 10.05(f), for any action brought to compel submission of a controversy related to this Agreement to arbitration, for the enforcement of any decisions of the arbitrators and for the enforcement of the arbitration award, the parties elect the venue of the U.S.

federal district court for the Southern District of New York as the only one competent, waiving any others, as special or privileged as they may be.
10.06.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
10.07.    Expenses; Costs and Attorneys’ Fees. Each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. If any action, suit, or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated under this Agreement, the prevailing party shall be entitled to recover all of such party’s costs and reasonable attorneys’ fees incurred in each such action, suit, or other proceeding, including any and all appeals or petitions from any such action, suit or other proceeding.
10.08.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, any Buyer Party may assign this Agreement and its rights, interests and obligation hereunder, to any party that acquires substantially all of the assets of such Buyer Party and expressly assumes all the obligations, duties and liabilities of such Buyer Party set forth in this Agreement, and provided, further, such Buyer Party shall remain primarily responsible for performance of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments delivered pursuant hereto or otherwise referred to herein) is not intended to, and shall not, confer upon any Person other than the parties hereto and the Shareholders any rights or remedies hereunder.
10.09.    No Third Party Beneficiaries. Except as otherwise provided in this Agreement, it is for the sole benefit of the parties hereto and their respective successors and permitted assignees and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
10.10.    Termination of Shareholders Agreement. By executing this Agreement, each Shareholder hereby agrees that the Shareholders Agreement is hereby terminated, simultaneously with the execution of this Agreement. Each Shareholder acknowledges that the Shareholders’ Agreement terms and conditions have been strictly complied with and that he or she has no pending claim to the other Shareholders in regards to the Shareholders Agreement or in relation to the matters thereof; to the extent there exists any such claim, each Shareholder hereby releases and discharges all claims against the other Shareholders as a result of any breach or alleged breach of the Shareholders Agreement.
10.11.    Automatic Default. Unless otherwise stipulated in this Agreement by means of the possibility of curing a failure to perform duties, failure to abide by the provisions hereof shall constitute automatic default without need for judicial or extrajudicial action.
[Signature Page Follows.]

    IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

PARENT:
Perficient, Inc.

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Chief Financial Officer

BUYER:

Perficient UK Limited

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Director

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

COMPANY:
Izmul S.A.

By: /s/ Martín Troisi Ferrán
Name: Martín Troisi Ferrán
Title: President

REPRESENTATIVE:

/s/ Martín Troisi Ferrán
Martín Troisi Ferrán
SHAREHOLDERS:

/s/ Martín Troisi Ferrán
Martín Troisi Ferrán

/s/ Juan José Zangaro Cabrera
Juan José Zangaro Cabrera

/s/ Sebastián Martínez Lobariñas
Sebastián Martínez Lobariñas

/s/ Alfredo Santiago Burgues López
Alfredo Santiago Burgues López

/s/ Gonzalo Ignacio Cuiñas Isola
Gonzalo Ignacio Cuiñas Isola

/s/ Pablo Darío Taraciuk Vainer
Pablo Darío Taraciuk Vainer

/s/ Nicolás Chiappara Algorta
Nicolás Chiappara Algorta

/s/ Andrés Levin Fiorelli
Andrés Levin Fiorelli

/s/ Gerardo Gabriel Fernández Sulé
Gerardo Gabriel Fernández Sulé

/s/ Juan Andrés Berón García
Juan Andrés Berón García

/s/ Alex Javier Presa Barreto
Alex Javier Presa Barreto

/s/ Nicolás Guillermo Pagliaro
Nicolás Guillermo Pagliaro

/s/ Gabriel Inchausti Blixen
Gabriel Inchausti Blixen